EXHIBIT (7)(f)

REINSURANCE AGREEMENT BETWEEN

AMERICAN UNITED LIFE INSURANCE COMPANY

AND TRANSAMERICA LIFE INSURANCE COMPANY

EXECUTION COPY

COINSURANCE AND MODIFIED COINSURANCE AGREEMENT

BY AND BETWEEN

AMERICAN UNITED LIFE INSURANCE COMPANY,

as Reinsurer

AND

TRANSAMERICA LIFE INSURANCE COMPANY,

as Ceding Company

Dated as of July 1, 2007

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SCHEDULES

Schedule 2.3 – No Conflict or Violation

Schedule 2.4 – Consents and Approvals

Schedule 2.6 – Contracts

Schedule 2.7 – Compliance

Schedule 2.8(b)(i) – December SAP Reference Business Statement of Assets and Liabilities

Schedule 2.8(b)(ii) – March SAP Reference Business Statement of Assets and Liabilities

Schedule 2.9 – Separate Accounts; Securities Matters

Schedule 2.10 – Taxes

Schedule 2.12(a) – Annuity Contracts

Schedule 2.12(b) – Annuity Contracts/Compliance

Schedule 2.12(e) – Annuity Contracts/Benefits Payable

Schedule 2.13 – Absence of Certain Changes

Schedule 2.14(a) – Producer Licensing

Schedule 2.14(c) – Producer Contracts

Schedule 2.14(f) – Producer Compensation

Schedule 2.15 – Inter-Company Relationships

Schedule 2.17 – Threats of Cancellation

Schedule 2.18 – Licenses and Permits

Schedule 2.19 – Litigation

Schedule 3.3 – No Conflict or Violation

Schedule 3.4 – Consents and Approvals

Schedule 3.5 – Litigation

Schedule 3.8 – Compliance

Schedule 3.11 – Licenses and Permits

Schedule 5.7 – Books and Records

Schedule 5.14 – Non-Transferred Assets and Liabilities

Schedule 11.1 (a) – Business

Schedule 11.1 (b) – Cash Income Amount

Schedule 11.1 (c) – IMR Amount

Schedule 11.1 (d) – Interest Rate Adjustment

Schedule 11.1 (e) – Knowledge of Ceding Company

Schedule 11.1 (f) – Knowledge of Reinsurer

EXHIBITS

Exhibit A – Administrative Services Agreement

Exhibit B – Actuarial Certification

Exhibit C – Transition Services Agreement

Exhibit D – Software License Agreement

Exhibit E – Trademark License Agreement

Exhibit F – Trust Agreement

v

COINSURANCE AND

MODIFIED COINSURANCE AGREEMENT

THIS COINSURANCE AND MODIFIED COINSURANCE AGREEMENT (this “Agreement”), is hereby made and entered into as of the 1st day of July 2007, by and between American United Life Insurance Company, an Indiana corporation (“Reinsurer”), and Transamerica Life Insurance Company, an Iowa corporation (“Ceding Company”). Capitalized terms used herein but not defined in the text shall have the meanings ascribed to them in Article XI of this Agreement.

WITNESSETH:

WHEREAS, as of the Reinsurance Effective Date, Ceding Company desires to cede to Reinsurer, and Reinsurer desires to reinsure, on a coinsurance basis, one hundred percent (100%) of the General Account Reinsured Liabilities;

WHEREAS, as of the Reinsurance Effective Date, Ceding Company desires to cede to Reinsurer, and Reinsurer desires to reinsure, on a modified coinsurance basis, one hundred percent (100%) of the Separate Account Reinsured Liabilities; and

WHEREAS, as of the Closing Date, Reinsurer will administer the Business pursuant to the Administrative Services Agreement.

WHEREAS, as of the Closing Date, Reinsurer will provide security for its obligations hereunder pursuant to the terms of this Agreement and under the Trust Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, agreements, covenants and conditions contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

CLOSING; EFFECTIVENESS; TRANSACTIONS; ADJUSTMENTS

Section 1.1. Closing; Closing Date: Effective Date. The closing (the “Closing”) of the transactions contemplated hereby will take place at the offices of Sidley Austin LLP, located at One South Dearborn, Chicago, Illinois 60603, at 9:00 a.m., Central Daylight Savings Time, on the Business Day that is no more than six (6) Business Days after all of the conditions under Article VIII are satisfied, to be effective (notwithstanding the date of this Agreement and except as otherwise stated herein) as of 12:01 a.m. Central Daylight Savings Time, on such date (the “Closing Date”). Upon the occurrence of the Closing as described in this Section 1.1, those certain reinsurance transactions specifically denoted in this Agreement as well as the transactions denoted in any Ancillary Agreement as being effective as of the Reinsurance Effective Date, shall for all purposes be deemed to have been effective as of 12:01 a.m., Central Daylight Savings Time on July 1, 2007 (the “Reinsurance Effective Date”).

Section 1.2. Closing Date Transfer Amount. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Ceding Company shall transfer to Reinsurer an aggregate amount in cash equal to the Closing Date Transfer Amount, by wire transfer of immediately available funds in the amounts and to the account(s) designated by Reinsurer (in writing at least three (3) Business Days prior to the Closing Date).

(a) On the Business Day that is the fourth (4th) Business Day preceding the Closing Date, Ceding Company shall deliver to Reinsurer a statement (the “Cash Income Statement”) of the Cash Income Amount determined as of the close of business on the Business Day (the “Interim Valuation Date”) that is six (6) Business Days preceding the Closing Date (the “Interim Cash Income Amount”) in accordance with Schedule 11.1(b). If within two (2) Business Days of receipt of the Cash Income Statement, Reinsurer delivers to Ceding Company a written objection to the Interim Cash Income Amount on the grounds that such Interim Cash Income Amount has not been determined in accordance with the methodologies set forth on Schedule 11.1(b), then Ceding Company and Reinsurer shall use their commercially reasonable efforts to resolve such dispute; provided, however, that if Ceding Company and Reinsurer are unable to agree upon the calculation of the Interim Cash Income Amount by the Closing Date, then the mathematical average of the Interim Cash Income Amount reasonably proposed by each of Ceding Company and Reinsurer shall be used for purposes of determining the Interim Cash Income Amount as of the Interim Valuation Date.

(b) On the Business Day that is the fourth (4th) Business Day preceding the Closing Date, Reinsurer shall deliver to Ceding Company the calculation of the Interest Rate Adjustment (the “Interim Interest Rate Adjustment Amount”), determined in accordance with Schedule 11.1(d), calculated as of the close of business on the Interim Valuation Date. If within two (2) Business Days of receipt of the Interim Interest Rate Adjustment Amount, Ceding Company delivers to Reinsurer a written objection to the Interim Interest Rate Adjustment Amount on the grounds that such Interim Interest Rate Adjustment Amount has not been determined in accordance with the methodologies set forth on Schedule 11.1(d), then Ceding Company and Reinsurer shall use their commercially reasonable efforts to resolve such dispute; provided, however, that if Ceding Company and Reinsurer are unable to agree upon the calculation of the Interim Interest Rate Adjustment Amount by the Closing Date, then the mathematical average of the Interim Interest Rate Adjustment Amount reasonably proposed by each of Ceding Company and Reinsurer shall be used for purposes of determining the Interim Interest Rate Adjustment as of the Interim Valuation Date.

(c) On the Business Day that is the fourth (4th) Business Day preceding the Closing Date, Ceding Company shall deliver to Reinsurer the calculation of the estimated IMR Amount (collectively, the “Interim IMR Amount”), determined in accordance with Schedule 11.1(c), calculated as of the close of business on the Interim Valuation Date. If within two (2) Business Days of receipt of the Interim IMR Amount, Reinsurer delivers to Ceding Company a written objection to the Interim IMR Amount on the grounds that such Interim IMR Amount has not been determined in accordance with the methodologies set forth on Schedule 11.1(c), then Ceding Company and Reinsurer shall use their commercially reasonable efforts to resolve such dispute;

provided, however, that if Ceding Company and Reinsurer are unable to agree upon the calculation of the Interim IMR Amount by the Closing Date, then the mathematical average of the Interim IMR Amount reasonably proposed by each of Ceding Company and Reinsurer shall be used for purposes of determining the Interim IMR Amount as of the Interim Valuation Date.

Section 1.3. Closing Deliveries.

(a) Upon the terms and subject to the conditions of this Agreement, in order to consummate the transactions contemplated in this Agreement, at the Closing, Ceding Company shall execute, or cause the applicable Person (other than Ceding Company) to execute, and deliver to Reinsurer the following:

(i) the Administrative Services Agreement;

(ii) the Transition Services Agreement;

(iii) the Trademark License Agreement;

(iv) the Software License Agreement;

(v) the Trust Agreement;

(vi) evidence of receipt of all consents, if any, identified on Schedule 2.4;

(vii) a certificate of a senior officer of Ceding Company, dated as of the Closing, confirming that (A) the person signing such certificate is familiar with the provisions of this Agreement and (B) the conditions specified in Section 8.2(a) have been satisfied;

(viii) a certificate of a senior financial officer of Ceding Company, dated as of the Closing, confirming that the Closing Business Statement of Assets and Liabilities has been prepared in accordance with the provisions of this Agreement (including Section 1.4 hereof);

(ix) a certificate of the secretary or assistant secretary of Ceding Company, dated as of the Closing Date, as to items specified in Section 8.2(c);

(x) a certificate of a qualified actuary of Ceding Company regarding the items specified in Section 8.2(e); and

(xi) any other deliveries due at Closing as contemplated by this Agreement.

(b) Upon the terms and subject to the conditions of this Agreement, in order to consummate the transactions contemplated in this Agreement, at the Closing, Reinsurer shall execute, or cause the applicable Person (other than Reinsurer) to execute, and deliver to Ceding Company the following:

(i) the Administrative Services Agreement;

(ii) the Transition Services Agreement;

(iii) the Trademark License Agreement;

(iv) the Software License Agreement;

(v) the Trust Agreement;

(vi) evidence of receipt of all consents, if any, identified on Schedule 3.4;

(vii) a certificate of a senior officer of Reinsurer, dated as of the Closing, confirming that (A) the person signing such certificate is familiar with the provisions of this Agreement and (B) the conditions specified in Section 8.3(a) have been satisfied; and

(viii) a certificate of the secretary or assistant secretary of Reinsurer, dated as of the Closing Date, as to items specified in Section 8.3(c);

(ix) any other deliveries due at Closing as contemplated by this Agreement.

(c) At Closing, Ceding Company shall provide the documents described in Section 8.2, Reinsurer shall provide the documents described in Section 8.3 and there shall be executed and delivered such other agreements, instruments and documents as are required under this Agreement to be executed and delivered by Ceding Company and Reinsurer.

Section 1.4. Closing Business Statement of Assets and Liabilities; Separate Account Statement.

(a) On the Interim Valuation Date, Ceding Company shall deliver to Reinsurer a Business Statement of Assets and Liabilities as of the day immediately preceding the Reinsurance Effective Date (the “Closing Business Statement of Assets and Liabilities”). The Closing Business Statement of Assets and Liabilities shall be prepared on the same basis (including the application of the same principles, methodologies and assumptions) as the December and March SAP Reference Business Statements of Assets and Liabilities, attached as Schedule 2.8(b)(i) and Schedule 2.8(b)(ii), respectively, with any adjustments that have been agreed upon by Reinsurer and Ceding Company.

(b) On the Interim Valuation Date, Ceding Company shall deliver to Reinsurer an unaudited financial statement of the Separate Account as of the day immediately preceding the Reinsurance Effective Date (the “Closing Separate Account Statement”), which shall set forth calculations of the Separate Account Reinsured Liabilities, the Separate Account Assets (reflecting the number of shares owned by the Separate Account multiplied by the net asset value) and the respective values of the Separate Account Reserves (reflecting the number of units issued and outstanding of the Separate Account multiplied by the unit values). The Closing Separate Account Statement shall be prepared on the same basis as the Annual Separate Account Financial Statement and Interim Separate Account Financial Statement.

Section 1.5. Post-Closing Adjustment.

(a) On a date that is no later than ninety (90) days after the Closing Date (the “Post-Closing Adjustment Date”), Reinsurer and Ceding Company shall agree to (A) a final balance sheet (the “Final Business Statement of Assets and Liabilities”) based upon the accounting principles used to prepare the quarterly statutory statement filed by Ceding Company with the Iowa Department of Insurance, for the second quarter of 2007, in the same form as the Closing Business Statement of Assets and Liabilities, which shall set forth the values of the assets and liabilities of the Business within Ceding Company as of the calendar day immediately preceding the Reinsurance Effective Date; (B) the Final Interest Rate Adjustment Statement, determined in accordance with Schedule 11.1(d); (C) the Final Cash Income Statement, determined in accordance with Schedule 11.1(b); and (D) the Final IMR Statement, determined in accordance with Schedule 11.1(c). The Final Business Statement of Assets and Liabilities shall be prepared on the same basis as the SAP Reference Business Statements of Assets and Liabilities, attached as Schedule 2.8(b)(i) and Schedule 2.8(b)(ii), with any adjustments that have been agreed upon by Reinsurer and Ceding Company.

(b) Except with respect to a dispute under Section 1.5(d) below, within five (5) Business Days following the Post-Closing Adjustment Date (the “Post-Closing Payment Date”), Reinsurer or Ceding Company shall pay the other party cash equal to the net adjustment (the “Post-Closing Transfer Amount”) required so that Ceding Company shall have paid Reinsurer the exact amount of the Closing Date Transfer Amount as if determined using the Final Business Statement of Assets and Liabilities, the Final Interest Rate Adjustment Statement, the Final Cash Income Statement and the Final IMR Statement, taking into account any amounts, funds or securities previously transferred on the Closing Date. In the event of a dispute under Section 1.5(d), the payment of any amounts due in connection with such dispute shall be made on the date on which the disputed calculation is recalculated by the Accounting Firm in accordance with Section 1.5(d). Any payments required by this Section 1.5(b) shall be paid by wire transfer of immediately available funds in the required amounts to the account(s) designed by the party receiving such payment.

(c) The party required to pay the Post-Closing Transfer Amount pursuant to Section 1.5(b) shall also pay to the other party on the Post-Closing Payment Date interest in an amount equal to the product of (i) the Post-Closing Transfer Amount multiplied by (ii) the Weighted Average Index Rate as of the Post-Closing Payment Date multiplied by (iii) (A) the actual number of days from and including the Closing Date to but excluding the Post-Closing Payment Date divided by (B) 365.

(d) Notwithstanding any other provision of this Agreement to the contrary, in the event that a dispute arises with respect to the calculation of any of the post-closing adjustments provided for in this Section 1.5 and the parties are unable to agree upon such calculation by the Post-Closing Adjustment Date, Reinsurer shall immediately submit via facsimile the disputed calculation to the Accounting Firm. Ceding Company and Reinsurer shall cause the Accounting Firm to recalculate such disputed calculation in accordance with the methodologies set forth in this Section 1.5 and notify Ceding Company and Reinsurer of such recalculation no later than ten (10) Business Days following the Post-Closing Payment Date. Such Accounting Firm’s recalculation of the disputed calculation shall be deemed final and conclusive absent manifest error, and Ceding Company and Reinsurer shall each be liable for half of the costs and expenses related to such recalculation. Each party will, at its own cost and expense, provide the Accounting Firm access, upon reasonable notice made during normal business hours, to the information, documents, data, contracts and other relevant items necessary to allow the Accounting Firm to complete its calculation as set forth in this Section 1.5. All amounts required to be paid under this Section 1.5 shall be paid promptly following the resolution of the relevant dispute.

Section 1.6. Separate Account True-Up.

On a date that is no later than the Post-Closing Adjustment Date, Reinsurer and Ceding Company shall agree to a final statement of the Separate Account (the “Final Separate Account Statement”), in the same form and prepared on the same basis as the Closing Separate Account Statement. Except with respect to any disputes, which shall be fully and finally resolved using the procedures set forth in Section 1.5(d) above, on the Post-Closing Payment Date, Reinsurer shall cause Administrator to redeem assets from the Separate Account and forward the cash to Ceding Company or Ceding Company shall contribute cash to the Separate Account equal to the Separate Account True-Up Amount. Any payments required by this Section 1.6 shall be paid by wire transfer in the required amounts to the account(s) designed by the party receiving such payment.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF CEDING COMPANY

Ceding Company hereby represents and warrants to Reinsurer, as of the date hereof and the Closing Date (or if another date is specified in the representation or warranty, on such date), as follows:

Section 2.1. Incorporation and Standing. Ceding Company: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa; and (b) is duly qualified or licensed to do or transact the Business in each jurisdiction in which such qualification or licensing is necessary.

Section 2.2. Authorization. Ceding Company has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the performance by Ceding Company of its obligations under this Agreement and the Ancillary Agreements has been duly and validly authorized and approved by all requisite corporate action of Ceding Company, including the approval of Ceding Company’s Board of Directors, and no other acts or proceedings by Ceding Company are necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby. Assuming due authorization, execution and delivery by all parties other than Ceding Company, this Agreement and each Ancillary Agreement constitutes a legal, valid and binding obligation of Ceding Company, and this Agreement and each such Ancillary Agreement is and will be enforceable in accordance with its terms, subject to the Enforceability Exceptions.

Section 2.3. No Conflict or Violation. Except as disclosed in Schedule 2.3, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Ceding Company, in accordance with the respective terms and conditions hereof and thereof, will not (a) violate any provision of the charter, bylaws or any other organizational document of Ceding Company; (b) violate, conflict with or result in the breach of, result in any modification of, accelerate or permit the acceleration of the performance required by, otherwise give any other contracting party the right to terminate, or constitute (with notice or lapse of time, or both) a default under, or give rise to the loss of any benefit under any material agreement, license or contract (including any Annuity Contract) to which Ceding Company is a party with respect to the Business or to which it, or any of its assets or properties used in the Business may be subject; (c) violate any material Order against or binding upon Ceding Company; (d) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or revocation of, or permit the acceleration, modification or termination of any right or obligation under, in each case with or without the giving of notice or the lapse of time or both, any Permit of Ceding Company; or (e) violate any Applicable Law, except, in the case of clauses (b), (c) and (e), such conflicts, violations, breaches or defaults that, individually and in the aggregate, would not reasonably be likely to have a Material Adverse Effect.

Section 2.4. Consents and Approvals. Except as set forth in Schedule 2.4, no consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity, is required on the part of Ceding Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements, as applicable, or the consummation by Ceding Company of the transactions contemplated hereby and thereby.

Section 2.5. Brokers. Other than Financial Resources of America, whose fees and expenses shall be paid by Ceding Company, no broker or finder has acted directly or indirectly for Ceding Company, nor has Ceding Company incurred any obligation to pay any brokerage or finder’s fee or other commission, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 2.6. Contracts. Schedule 2.6 lists all of the following agreements or contracts (written or oral) pursuant to which Ceding Company is a party or has any rights or benefits or undertakes any obligations or liabilities with respect to the Business:

(a) any agreement or contract the performance of which is expected to involve consideration payable subsequent to the date of this Agreement in excess of One Hundred Thousand Dollars ($100,000) in the aggregate or Fifty Thousand Dollars ($50,000) in any 12-month period and which is not terminable on thirty (30) days’ notice or less without penalty or premium;

(b) agreements or contracts which restrict the ability of Ceding Company to freely conduct the Business;

(c) agreements with any third party administrator, including the Servicing Agreement and any other agreements with IIS;

(d) agreements with any sponsor, Producers, managing general underwriter, marketing organizations and any other intermediary or financial institutions;

(e) agreements or contracts between Ceding Company, on the one hand, and any Affiliate of Ceding Company, on the other hand;

(f) agreements or contracts under which Ceding Company is a licensor or licensee of Intellectual Property;

(g) agreements or contracts with any Governmental Entity;

(h) any partnership agreement or joint venture agreement;

(i) any indemnification agreement or guarantee;

(j) any participation or revenue sharing agreements with mutual funds or Persons to which Separate Account Assets are allocated; and

(k) any other contract that is material to the Business.

Notwithstanding the foregoing, Schedule 2.6 need not include the Annuity Contracts, this Agreement, the Ancillary Agreements, Producer Contracts, policies of insurance and other contracts constituting products or services sold or administered by Ceding Company in the ordinary course of business. Ceding Company shall make available to Reinsurer a true and correct copy of each contract listed in Schedule 2.6 upon request.

Neither Ceding Company nor, to the Knowledge of Ceding Company, any other party thereto is in material breach of or in material default under, and no event has occurred which would constitute a material breach of or material default under, any agreement or contract listed in Schedule 2.6. To the Knowledge of Ceding Company, each such agreement or contract is in full force and effect and is valid, binding and enforceable in accordance with its terms, subject to the Enforceability Exceptions. There are no material unresolved disputes under any such agreement or contract. Ceding Company has not received any written notice of termination or intention to terminate any such agreement or contract from any party thereto.

Except as set forth on Schedule 2.6, no such agreement or contract provides for any experience refunds, profit sharing arrangements, extraordinary allowances (including persistency bonuses or cost of insurance refunds) or similar items. Schedule 2.6 will be updated as of the Closing Date in connection with Ceding Company’s operation of the Business in the ordinary course consistent with past practices and in accordance with this Agreement.

Section 2.7. Compliance.

(a) Except as set forth on Schedule 2.7, Ceding Company, with respect to the Business, (i) is in compliance in all material respects with all Applicable Laws and (ii) has filed all reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Entity. Except as listed on Schedule 2.7, all such registrations, filings and submissions were in compliance in all material respects with Applicable Law when filed, or as amended or supplemented, and no deficiencies that remain unsatisfied have been asserted in writing by any Governmental Entity with respect to such registrations, filings or submissions. Except as set forth in Schedule 2.7, Ceding Company, with respect to the Business, has not received, at any time since December 31, 2003, any notice or communication from any Governmental Entity or, to the Knowledge of Ceding Company, any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any Applicable Law or directing Ceding Company to take any remedial action with respect to any Applicable Law, in each case, which, individually and in the aggregate, would be reasonably likely to have a Material Adverse Effect. Except for regulatory inquiries, investigations, examinations or reviews conducted in the ordinary course and except as set forth in Schedule 2.7, no inquiry, investigation, examination or review by any Governmental Entity with respect to the Business is pending or, to the Knowledge of Ceding Company, threatened. Without limiting the generality of the foregoing, Ceding Company, with respect to the Business, has in place policies and procedures with respect to itself, its third-party administrators and Producers intended to assure that their sales processes and practices have been and are consistent in all material respects with Applicable Law governing such practices and processes, and, where there has been any material deviation therefrom, such deviation has been cured, resolved or settled through agreements with applicable Governmental Entities or otherwise, and individually and in the aggregate, would not reasonably be likely to have a Material Adverse Effect. Ceding Company is not a “commercially domiciled insurer” under the laws of any jurisdiction and is not otherwise treated as domiciled in a jurisdiction, other than Iowa.

(b) IIS, with respect to the Business, (i) has filed all reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Entity and (ii) to the Knowledge of Ceding Company, is not the subject or target of any Proceeding commenced by any Governmental Entity. Without limiting the generality of the foregoing, to the Knowledge of Ceding Company, all employees of IIS with management responsibility, and all officers and directors of IIS required to be registered with or licensed under Applicable Law in connection with the Business, are so licensed and in good standing with the applicable Governmental Entity.

Section 2.8. Financial Statements; Internal Controls.

(a) Historical Financial Statements.

(i) Ceding Company has previously delivered to Reinsurer the annual audited statutory statements as of and for the years ended December 31, 2005 and 2006 of Ceding Company, including the audit reports thereon and the exhibits, schedules and notes thereto (collectively, the “Statutory Statements”). Ceding Company has also previously delivered to Reinsurer copies of Ceding Company’s unaudited statutory statements as of and for the three months ended March 31, 2007 (the “Unaudited Statutory Statement”).

(ii) The Statutory Statements and the Unaudited Statutory Statement were prepared in accordance with Iowa SAP, consistently applied (including the application of the same principles, methodologies and assumptions), except as expressly set forth within the subject financial statements, including the notes thereto. No material deficiencies have been asserted by any Governmental Entity with respect to any Statutory Statement or Unaudited Statutory Statement. No material weaknesses have been identified by Ceding Company’s independent auditors with respect to the Statutory Statements.

(b) Reference Business Statements of Assets and Liabilities.

(i) Attached hereto as Schedule 2.8(b)(i) is a Business Statement of Assets and Liabilities as of December 31, 2006 (the “December SAP Reference Business Statement of Assets and Liabilities”).

(ii) Attached hereto as Schedule 2.8(b)(ii) is a Business Statement of Assets and Liabilities as of March 31, 2007 (the “March SAP Reference Business Statement of Assets and Liabilities,” and together with the December SAP Reference Business Statement of Assets and Liabilities, the “SAP Reference Business Statements of Assets and Liabilities”).

(iii) The SAP Reference Business Statements of Assets and Liabilities were prepared in accordance with Iowa SAP, consistently applied, except as expressly set forth within the applicable SAP Reference Business Statement of Assets and Liabilities.

(iv) Except as described in the footnotes thereto, the reserves reflected on the SAP Reference Business Statements of Assets and Liabilities (A) were determined in accordance with generally accepted actuarial principles, consistently applied; (B) met the applicable insurance laws, rules and regulations of the State of Iowa, including Iowa SAP; (C) were at least as great as the minimum aggregate amount required by Applicable Law; and (D) were prepared using assumptions and methodologies consistent with those utilized in the preparation of the 2006 Statutory Statement of Ceding Company.

(c) Ceding Company has previously delivered to Reinsurer actuarial reports with respect to the Business relied upon by Ceding Company or provided to any Governmental Entity since December 31, 2004, and all attachments, addenda, supplements and modifications thereto (the “Actuarial Analyses”), including those provided to Reinsurer, (i) were based upon an accurate inventory of Annuity Contracts in force for the Business, at the relevant time of preparation; and (ii) the projections contained therein were prepared in accordance with the assumptions stated therein.

(d) Ceding Company has established and maintains (directly and through any third party administrators) with respect to the Business a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Iowa SAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability of assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 2.9. Separate Accounts; Securities Matters.

(a) Ceding Company has previously delivered to Reinsurer the annual audited financial statements made by Ceding Company with respect to the Separate Account as of and for the years ended December 31, 2005 and 2006, including the audit reports thereon and the exhibits, schedules and notes thereto (collectively, the “Annual Separate Account Financial Statements”). Ceding Company has also previously delivered to Reinsurer the unaudited financial statements made by Ceding Company with respect to the Separate Account as of and for the three months ended March 31, 2007 (collectively, the “Interim Separate Account Financial Statements”).

(b) The Interim Separate Account Financial Statements have been prepared in accordance with Iowa SAP, except as expressly set forth within such Interim Separate Account Financial Statements. No material deficiencies have been asserted by any Governmental Entity with respect to any Annual Separate Account Financial Statement or Interim Separate Account Financial Statement. The Separate Account Reserves are adequate to support the liabilities and obligations associated with the Separate Account.

(c) The Separate Account is the only separate account maintained by Ceding Company with respect to the Business. The Separate Account is duly and validly established and maintained under section 508A.1 of the Iowa Insurance Code and is either excluded from the definition of an investment company pursuant to Sections 3(c)(l), 3(c)(7) or 3(c)(ll) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or is duly registered as an investment company under the Investment Company Act, except to the extent the failure to be so established and maintained, or to be so excluded or registered, would not reasonably be likely to have, individually and in the aggregate, a Material Adverse Effect.

(d) Schedule 2.9 sets forth (i) all Annuity Contracts that are deemed securities under Applicable Law, (ii) which such Annuity Contracts have been registered with any Governmental Entity and (iii) with respect to those Annuity Contracts not registered, the exemption from registration relied upon by Ceding Company. In connection with the Annuity Contracts set forth on Schedule 2.9, Ceding Company has in all respects complied with Applicable Law. In connection with each Annuity Contract set forth on Schedule 2.9, each disclosure package provided by Ceding Company, its Affiliates, its Representatives or, to the Knowledge of Ceding Company the Producers, to any policyholder did not contain an untrue statement of a material fact or an omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 2.10. Taxes. Except as set forth on Schedule 2.10:

(a) Ceding Company has no liability or obligation for or in respect of Taxes incurred that would be imposed on or affect Reinsurer, or that would adversely affect the Business or the consummation of the transactions contemplated by this Agreement.

(b) Each Annuity Contract qualifies as a “pension plan contract” as defined in Section 818(a) of the Code or as an annuity contract under the Code and has been administered accordingly at all time from issuance to the Closing Date. Ceding Company represents that the Tax treatment under the Code of any Annuity Contract is no less favorable to any reinsurer, policyholder, or beneficiary of such Annuity Contract than the Tax treatment under the Code for which such Annuity Contract qualified or purported to qualify or which the primary insurer of such Annuity Contract (the “Primary Insurer”) represented could be obtained at the time of its issuance, purchase, modification or exchange; and to the Knowledge of Ceding Company, there are no “hold harmless” indemnification agreements respecting the Tax qualification or treatment of any Annuity Contract (or related contract, product, plan or arrangement) sold, issued, entered into or administered by Ceding Company, and there have been no claims asserted by any Person under any such “hold harmless” indemnification agreement set forth on Schedule 2.10. The provisions of the Code relating to the Tax treatment of any Annuity Contract, contract, product, plan (including any qualified plan endorsement) or arrangement referred to above shall include, but not be limited to, provisions in Section 61, 72, 125, 401-417, 501, 505, 512-514, 817, 818, 1035 or 4971-4980F of the Code and the Treasury Regulations issued thereunder.

(c) Ceding Company has filed all Tax Returns required to be filed on or before the Closing Date under Applicable Law, and all such Tax Returns were complete and correct in all material respects and disclose all Taxes required to be paid. All Taxes shown as due on such Tax Returns or pursuant to any assessment have been paid in full. Except as specifically requested by IRS, Ceding Company has not waived or been requested to waive any statute of limitations in respect of Taxes, which waiver is currently in effect. No Tax authority has asserted any claim for the assessment of any unpaid Tax or sought jurisdiction over Ceding Company to cause Ceding Company to pay any unpaid Tax, the non-payment of which is or could become a lien against the Business or could cause Reinsurer to incur any Tax liability therefor and there is no action, investigation, audit, claim or assessment pending or proposed or threatened with respect to the Taxes, and, to the Knowledge of Ceding Company, no basis exists therefor. Ceding Company has, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable except for those contested.

(d) Ceding Company has no reason to believe that any Taxes will be imposed or withheld on the cession of the Reinsured Liabilities pursuant to this Agreement.

(e) Ceding Company has reported its reserves related to the Business for federal Income Tax purposes in accordance with the applicable provisions of Sections 807 and 817 of the Code and any Treasury Regulations issued thereunder as of the Closing Date.

(f) Ceding Company has administered the Separate Account in compliance with the provisions of Section 817 of the Code and any Treasury Regulations issued thereunder.

Section 2.11. No Reinsurance Agreements. There are no reinsurance or coinsurance treaties, contracts or agreements pursuant to which Ceding Company or its Affiliates cede, retrocede or assume any Reinsured Liabilities or any other liabilities, obligations or expenses in connection with the Business.

Section 2.12. Annuity Contracts.

(a) All policy forms issued by Ceding Company with respect to the Annuity Contracts and all amendments, applications, and certificates pertaining thereto, where required by Applicable Law, have been approved by all applicable Government Entities or filed with and not objected to by such Governmental Entities within the period provided by Applicable Law for objection. Set forth on Schedule 2.12(a) is a listing, as of the date hereof, of all policy forms issued by Ceding Company with respect to the Annuity Contracts, the states in which such policy forms are authorized by a Governmental Entity for issuance, the number of policies issued on each policy form and the aggregate reserves associated with each policy form.

(b) Except as set forth in Schedule 2.12(b), with respect to any Annuity Contract, (i) Ceding Company did not materially deviate from the applicable policy form when issuing such Annuity Contract, (ii) Ceding Company complied with its underwriting, retention and claim standards with respect to such Annuity Contracts, (iii) neither Ceding Company nor, to the Knowledge of Ceding Company, any such holder of such Annuity Contract is in default in any material respect under any such Annuity Contract, (iv) there are no material unresolved disputes under Annuity Contracts with any of the other parties thereto, (v) since December 31, 2006, there has been no material decrease in reserves with respect to the Annuity Contracts, and (vi) each such Annuity Contract is in full force and effect and is valid and enforceable in accordance with its terms. Except as set forth in Schedule 2.12(b), no such Annuity Contract contains any provision providing that any party thereto may terminate or cancel the same or recapture the risk thereunder by reason of the transactions contemplated by this Agreement. Schedule 2.12(b) lists any letters of credit, trust, or collateral arrangements posted by or created for the benefit of Ceding Company with respect to any Annuity Contract, except as required by the terms and subject to the conditions of this Agreement. Except as set forth on Schedule 2.12(b), none of the Annuity Contracts provides for any experience refunds, profit sharing arrangements, extraordinary allowances (including persistency bonuses or cost of insurance refunds) or entitles the holder thereof or any other Person to receive dividends, distributions or other benefits based on the revenues or earnings of Ceding Company or similar items.

(c) Any rates or other terms of Ceding Company with respect to the Business (including rates or other terms with respect to all of the Annuity Contracts) that are required to be filed with or approved by any Governmental Entities have been so filed or approved.

(d) The Business has been issued and, to the Knowledge of Ceding Company, marketed, sold and administered, in compliance with all Applicable Law. Ceding Company and, to the Knowledge of Ceding Company, its Producers, are not subject to any material market conduct assertion, claim, claim filed with any Governmental Entity, or filed complaint (whether served or not served) with respect to the Business, and Ceding Company has not received written notice of and there does not exist, any action by Ceding Company or, to the Knowledge of Ceding Company, its Producers, that would be reasonably likely give rise to a material market conduct claim relating to the Business.

(e) Except as set forth on Schedule 2.12(e), all benefits payable with respect to the Business have been paid in all material respects in accordance with Applicable Law and the terms of the Annuity Contracts under which they arose.

Section 2.13. Absence of Certain Changes. Except (i) as disclosed in Schedule 2.13 or (ii) as expressly contemplated by this Agreement and the Ancillary Agreements, since December 31, 2006, Ceding Company has conducted the Business in the ordinary course consistent with past practice (including with regard to underwriting, pricing, conversions, crediting of policyholder values, actuarial, sales and marketing policies generally) and there has not occurred with respect to the Business:

(a) any change in the policies, practices, principles, standards, procedures or systems of Ceding Company with respect to financial reporting, accounting, internal accounting controls, Taxes, reserving, actuarial determinations, underwriting, marketing, pricing, crediting of policyholder values, application of loan repayments, reinsurance, risk retention, retrocession, or claims processing and payments, except for (i) any such change as a result of a concurrent change in Applicable Law, GAAP or Iowa SAP or (ii) any changes that, individually and in the aggregate, result only in a de minimis impact on the Ceding Company’s financial reporting, accounting, internal accounting controls, Taxes, reserving, actuarial determinations, underwriting, marketing, pricing, crediting of policyholder values, application of loan repayments, reinsurance, risk retention, retrocession, or claims processing and payments with respect to the Business;

(b) any material transaction by Ceding Company other than in the ordinary course of business consistent with past practice (it being agreed that in respect of transactions or commitments under this Section 2.13(b) that can be measured monetarily, “material” shall mean a transaction or commitment involving the payment or receipt of amounts in excess of Fifty Thousand Dollars ($50,000) in any one-year period or One Hundred Thousand Dollars ($100,000) in the aggregate for purposes of this subsection only);

(c) any material transaction, commitment, contract or agreement entered into between Ceding Company and any of its Affiliates;

(d) any new third party administration agreements or any new managing general underwriting agreements executed or entered into by Ceding Company;

(e) any new agreements with sponsor Producers, marketing organizations and financial institutions;

(f) any authorization, commitment to make or making of any capital expenditure in excess of an aggregate of One Hundred Thousand Dollars ($100,000);

(g) any write-up, write-off or write-down of, or any determination to write-up, write-off or write-down, any non-invested assets of Ceding Company which are in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, except for write- up, write-offs or write-downs in the ordinary course of business consistent with past practice;

(h) any waiver or relinquishment by Ceding Company of any contract or other right, other than in the ordinary course of business consistent with past practice;

(i) any incurrence by Ceding Company of any material liability other than in the ordinary course of business consistent with past practice;

(j) any agreement or commitment (contingent or otherwise) to do any of the foregoing; or

(k) any change, event, occurrence, development or circumstance that has had or, to the Knowledge of Ceding Company, would be reasonably likely to have a Material Adverse Effect.

Section 2.14. Producers.

(a) Except as set forth on Schedule 2.14(a), each insurance producer, agent, broker, solicitor, and representative, including salaried employees of Ceding Company or any of its Affiliates performing the duties of insurance producer, agent or solicitor with respect to the Business (collectively, “Producers”), at the time such Producer wrote, sold, or produced business, or performed such other act that may require a producer’s, solicitor’s, broker’s or other insurance license with respect to the Business, to the Knowledge of Ceding Company, was duly licensed and appointed, where required, as an insurance producer or registered representative (for the type of business written, sold, or produced by such insurance producer, agent, broker, solicitor, or representative) in the particular jurisdiction in which such Producer wrote, sold, produced, solicited, or serviced such business.

(b) With respect to each of the contracts and other agreements between Ceding Company and its Producers (each a “Producer Contract”), assuming the due authorization, execution and delivery thereof by the other party or parties thereto, (i) such Producer Contract is valid, binding and enforceable in accordance with its terms, subject to the Enforceability Exceptions, (ii) Ceding Company is not, and to the Knowledge of Ceding Company, no Producer that is a party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in such Producer Contract, and (iii) there does not exist any state of facts which with the delivery of a notice, the passage of time or both would constitute an event of default by Ceding Company under such Producer Contract.

(c) True, correct and complete copies of each of the Producer Contracts have been delivered to Reinsurer. Except as set forth in Schedule 2.14(c), there are no other agreements providing for the compensation or indemnification of representatives, sales agents or other producers in connection with the Business or the provision of financing (whether in form of contract loans or otherwise) to representatives, sales agents or other producers.

(d) As of the date hereof, to the Knowledge of Ceding Company, there are no outstanding (i) disputes with current or former Producers of Ceding Company with respect to the Business, or (ii) errors and omissions claims against any Producer in connection with the Business.

(e) None of the Producer Contracts provide the Producer with any right to control the operation of the Business or to set any fees charged by Ceding Company in connection with the Business.

(f) Except as set forth on Schedule 2.14(f), to the Knowledge of Ceding Company, all compensation paid to the Producers (including any Producer not currently appointed by Ceding Company or not currently licensed) was paid in accordance with Applicable Law.

Section 2.15. Inter-Company Relationships. All inter-company agreements, liabilities, loans, advances, payables and receivables with respect to the Business between Ceding Company or any Affiliate of Ceding Company, on the one hand, and Ceding Company on the other hand, in effect as of the date hereof, are listed on Schedule 2.15. Each of the agreements, if any, listed on Schedule 2.15 has been reported to and not disapproved by the applicable Governmental Entity if required by Applicable Law. Except as set forth in Schedule

2.15, since December 31, 2006, Ceding Company has not entered into any inter-company agreement with, or incurred any material inter-company obligations owing to, Ceding Company or any Affiliate of Ceding Company in connection with the Business.

Section 2.16. Books and Records. To the Knowledge of Ceding Company, the Books and Records have been maintained in accordance with Applicable Law and Ceding Company’s customary business practices and, taken as a whole, in light of the total mix of information available to Reinsurer, are complete and accurate in all material respects.

Section 2.17. Threats of Cancellation. Except as set forth in Schedule 2.17, since December 31, 2006, no Person or group of Persons that individually or in the aggregate accounted for five percent (5%) or more of the gross premium, deposits or revenue of the Business for the year ended December 31, 2006 has terminated or, to the Knowledge of Ceding Company, overtly threatened to terminate its relationship with Ceding Company.

Section 2.18. Licenses and Permits. Schedule 2.18 contains a true and complete list of all Permits issued to Ceding Company as of the date of this Agreement related to the conduct of the Business. Except as listed on Schedule 2.18, (i) Ceding Company has all Permits necessary to conduct the Business in the manner and in the areas in which the Business is presently being conducted and to perform its obligations under this Agreement, and all such Permits are in full force and effect, (ii) Ceding Company is in compliance with the terms of such Permits and (iii) there are no Proceedings with respect to the revocation, cancellation, suspension or nonrenewal of any Permit, which are pending or, to the Knowledge of Ceding Company, threatened in writing, except, in any such case specified in clauses (i), (ii), or (iii), where such failure to have a Permit in full force and effect, failure to comply with the terms of such Permits, or Proceedings with respect to the revocation, cancellation, suspension or nonrenewal of a Permit, individually and in the aggregate, would not reasonably be likely to have a Material Adverse Effect.

Section 2.19. Litigation. Except as set forth on Schedule 2.19, (a) there is no Proceeding pending or, to the Knowledge of Ceding Company, threatened against Ceding Company by or before any Governmental Entity with respect to the Business; (b) there are no outstanding Orders binding upon Ceding Company with respect to the Business; and (c) there are no unsatisfied judgments of any kind against Ceding Company with respect to the Business.

Section 2.20. Investment Company. Ceding Company is not an investment company subject to registration and regulation under the Investment Company Act.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF REINSURER

Reinsurer hereby represents and warrants to Ceding Company, as of the date hereof and the Closing Date (or if another date is specified in the representation or warranty, on such date), as follows:

Section 3.1. Incorporation and Standing. Reinsurer: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana; and (b) is duly qualified, licensed or accredited to reinsure the Business and is in good standing in each jurisdiction in which such qualification, licensure or accreditation is necessary.

Section 3.2. Authorization. Reinsurer has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the performance by Reinsurer of its obligations under this Agreement and the Ancillary Agreements have been duly and validly authorized and approved by all requisite corporate action of Reinsurer, including the approval of Reinsurer’s Board of Directors, and no other corporate acts or proceedings by Reinsurer are necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby. Assuming due authorization, execution and delivery by all parties other than Reinsurer, this Agreement and each Ancillary Agreement constitutes the legal, valid and binding obligation of Reinsurer, and this Agreement and each such Ancillary Agreement is and will be enforceable in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.3. No Conflict or Violation. Except as disclosed in Schedule 3.3, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Reinsurer in accordance with the respective terms and conditions hereof and thereof, will not (a) violate any provision of the charter, by-laws or any other organizational document of Reinsurer; (b) violate, conflict with or result in the breach of, result in any modification of, accelerate or permit the acceleration of the performance required by, otherwise give any other contracting party the right to terminate, or constitute (with notice or lapse of time, or both) a default under, any material agreement, license or contract to which Reinsurer is a party or by or to which it or any of its assets or properties may be subject; (c) violate any material Order against or binding upon Reinsurer; (d) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or revocation of, or permit the acceleration, modification or termination of any right or obligation under, in each case with or without the giving of notice or the lapse of time or both, any Permit of Reinsurer; or (e) violate any Applicable Law, except, in the case of clauses (b), (c) and (e), such conflicts, violations, breaches or defaults that, individually and in the aggregate, would not reasonably be likely to have a Material Adverse Effect.

Section 3.4. Consents and Approvals. Except as set forth in Schedule 3.4, no consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity or is required on the part of Reinsurer in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements, as applicable, or the consummation by Reinsurer of the transactions contemplated hereby or thereby.

Section 3.5. Litigation. Except as set forth in Schedule 3.5, there is no Proceeding pending or, to the Knowledge of Reinsurer, threatened against Reinsurer, or any properties, assets or rights of Reinsurer, by or before any Governmental Entity, which Proceeding, if adversely determined, would materially impair the ability of Reinsurer to perform its obligations under this Agreement or any Ancillary Agreement.

Section 3.6. No Brokers. No broker or finder has acted directly or indirectly for Reinsurer, nor has Reinsurer incurred any obligation to pay any brokerage or finder’s fee or other commission, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.7. Financial Statements.

(a) Reinsurer has previously delivered to Ceding Company the annual audited statutory statements as of and for the year ended December 31, 2005 and 2006 of Reinsurer, including the audit reports thereon and the exhibits, schedules and notes thereto (collectively, the “Reinsurer Statutory Statements”). Reinsurer has also previously delivered to Ceding Company copies of Reinsurer’s unaudited statutory statements as of and for the three months ended March 31, 2007 (the “Reinsurer Unaudited Statutory Statement”).

(b) The Reinsurer Statutory Statements and the Reinsurer Unaudited Statutory Statement were prepared in accordance with Indiana SAP, consistently applied, except as expressly set forth within the subject financial statements, including the notes thereto. No material deficiencies have been asserted by any Governmental Entity with respect to any Reinsurer Statutory Statement or Reinsurer Unaudited Statutory Statement. No material weaknesses have been identified by Reinsurer’s independent auditors with respect to the Reinsurer Statutory Statements.

Section 3.8. Compliance. Except as set forth on Schedule 3.8, Reinsurer is in compliance in all material respects with all Applicable Laws. Except as set forth on Schedule 3.8, Reinsurer has not received, at any time since December 31, 2006, any notice or communication from any Governmental Entity or, to the Knowledge of Reinsurer, any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any Applicable Law or directing Reinsurer to take any remedial action with respect to any Applicable Law, in each case, which, individually and in the aggregate, would reasonably be likely to result in a Material Adverse Effect.

Section 3.9. No Undisclosed Principals. Reinsurer is entering into this Agreement for its own account and not on behalf of an undisclosed principal.

Section 3.10. Investigation. Reinsurer has conducted its own independent review and analysis of the business, operations, accounting and actuarial methodology, technology, assets, liabilities, results of operations, financial condition and prospects of the Business and acknowledges that Ceding Company has provided Reinsurer with access to certain personnel, properties, premises and records of Ceding Company for this purpose.

Section 3.11. Licenses and Permits. Reinsurer is licensed to write life insurance as of the date of this Agreement in all states of the United States, except the State of New York. As of the date of this Agreement, Reinsurer is a licensed reinsurer in the State of New York. Except as listed on Schedule 3.11, (i) Reinsurer has all Permits necessary to conduct the Business in the manner and in the areas in which the Business is presently being conducted and to perform its obligations under this Agreement, and all such Permits are in full force and effect, (ii) Reinsurer is in compliance with the terms of such Permits, and (iii) there is no Proceeding with respect to the revocation, cancellation, suspension or nonrenewal of any Permit, which is pending or, to the Knowledge of Reinsurer, threatened in writing, except, in any such case specified in clauses (i), (ii), or (iii), where such failure to have a Permit in full force and effect, failure to comply with the terms of such Permits, or Proceedings with respect to the revocation, cancellation, suspension or nonrenewal of a Permit, individually and in the aggregate, would not reasonably be likely to have a Material Adverse Effect.

Section 3.12. Investment Company. Reinsurer is not an investment company subject to registration and regulation under the Investment Company Act.

Section 3.13. Ratings. As of the date hereof, the financial strength of Reinsurer is rated A by A.M. Best Company, Inc. and AA– by Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

Section 3.14. Solvency. As of the date hereof and after giving effect to the transactions set out in this Agreement, (a) to the Knowledge of Reinsurer, the fair market value of the assets of Reinsurer will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets and properties (on a going concern basis) of Reinsurer will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent, unliquidated, immature or otherwise, as such debts and other liabilities become absolute, liquidated and matured, (c) Reinsurer will be able to pay its debts and liabilities, subordinated, contingent, unliquidated, immature or otherwise, as such debts and liabilities become absolute, liquidated and matured, and (d) Reinsurer will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

Section 3.15. Regulatory Effect of Transaction. As of the date hereof, under Applicable Law, Ceding Company shall receive credit with respect to the reinsurance afforded by this Agreement in those jurisdictions where Ceding Company is licensed as of the Reinsurance Effective Date and continues to be licensed.

ARTICLE IV.

COINSURANCE AND MODIFIED COINSURANCE

Section 4.1. Basis of Reinsurance.

(a) Coinsurance of General Account Reinsured Liabilities. Subject to the terms and conditions of this Agreement, effective as of the Reinsurance Effective Date, upon the Closing, Ceding Company shall cede on a coinsurance basis to Reinsurer, and Reinsurer shall accept and agree to reinsure on a coinsurance basis, one hundred percent (100%) of all General Account Reinsured Liabilities.

(b) Modified Coinsurance of Separate Account Reinsured Liabilities. Subject to the terms and conditions of this Agreement, effective as of the Reinsurance Effective Date, upon the Closing Ceding Company shall cede on a modified coinsurance basis to Reinsurer, and Reinsurer shall accept and agree to reinsure on a modified coinsurance basis, one hundred percent (100%) of all Separate Account Reinsured Liabilities.

(c) Annuity Contracts Involving General Account Reinsured Liabilities and Separate Account Reinsured Liabilities. The parties hereto agree and acknowledge that certain Annuity Contracts may include portions thereof or riders thereto resulting in General Account Reinsured Liabilities or Separate Account Reinsured Liabilities. For purposes of this Agreement, (i) any such portion or rider shall be deemed a Fixed Annuity Contract or Variable Annuity Contract, as applicable, and (ii) the Reinsured Liabilities attributable to the remainder of the Annuity Contract which do not give rise solely to General Account Reinsured Liabilities or Separate Account Reinsured Liabilities, as applicable, shall be apportioned among the General Account Reinsured Liabilities and the Separate Account Reinsured Liabilities in a manner consistent with the historical reporting of Ceding Company, prior to the Reinsurance Effective Date (modified to the extent required by any changes in Applicable Law or Iowa SAP following the Reinsurance Effective Date).

(d) Retention of Liabilities by Company. Reinsurer and Ceding Company acknowledge that the Excluded Liabilities shall be retained by Ceding Company as provided in this Agreement.

(e) Conditions. This Agreement shall not continue or create any legal relationship whatsoever between Reinsurer and the Contract Owners. Following the Closing, the reinsurance effected under this Agreement shall be maintained in force, without reduction, unless such reinsurance is terminated or reduced as provided herein.

Section 4.2. Annuitizations.

(a) Annuitizations Prior to the Reinsurance Effective Date. Ceding Company shall (i) issue on its own paper each Annuity Contract arising due to the election by any Contract Owner of an annuitization option, whether fixed or variable, included in any Annuity Contract, made or exercised prior to the Reinsurance Effective Date (the “Pre-Closing Annuitizations”), (ii) administer the Pre-Closing Annuitizations on an ongoing basis and (iii) retain all liabilities, obligations and expenses with respect to the Pre- Closing Annuitizations. For the sake of clarity, the Pre-Closing Annuitizations will not be treated as “Annuity Contracts” for purposes of the reinsurance provided under this Agreement.

(b) Annuitizations On or After the Reinsurance Effective Date. On or after the Reinsurance Effective Date, Ceding Company shall issue on its own paper each Annuity Contract arising as a result of the Variable Annuitizations or the Fixed Annuitizations at rates in accordance with the terms of the Annuity Contracts or at rates otherwise used by Ceding Company for comparable annuity contracts. Reinsurer shall (i) administer the Variable and Fixed Annuitizations on an ongoing basis pursuant to the terms of the Administrative Services Agreement and (ii) reinsure hereunder all liabilities, obligations and expenses with respect to the Variable and Fixed Annuitizations. For the sake of clarity, the Variable Annuitizations will be deemed “Variable Annuity Contracts” and the Fixed Annuitizations will be deemed “Fixed Annuity Contracts” for purposes of the reinsurance provided under this Agreement.

Section 4.3. Reinstatements. Upon the reinstatement or reissuance of any lapsed or surrendered Annuity Contract, such Annuity Contract shall be automatically reinsured under this Agreement.

Section 4.4. Follow the Fortunes. Reinsurer’s liability in connection with the reinsurance provided under Article IV of this Agreement shall begin simultaneously with Ceding Company’s liability, and all reinsurance with respect to which Reinsurer shall be liable by virtue of this Agreement shall be subject to the same limitations and conditions as the terms and conditions of the Annuity Contracts on which the coinsurance and modified coinsurance is based, but shall not include Excluded Liabilities. Subject to Section 6.12, Reinsurer’s liability under this Agreement will not terminate unless or until Ceding Company’s liability terminates.

Section 4.5. Information. Ceding Company shall provide to Reinsurer all information available to Ceding Company related to the Annuity Contracts and the Reinsured Liabilities. Failure to provide any such information, or include any claim, policy form or other information relating to the Annuity Contracts and the Reinsured Liabilities, shall not affect the reinsurance coverage provided under this Agreement.

Section 4.6. Security for Reserve Credit.

(a) Reinsurer shall furnish security for its assumption of the Fixed Annuity Contracts and the General Account Reinsured Liabilities in the form of a reserve credit trust (the “Security Trust”) that shall be in a form that satisfies Applicable Law and would be acceptable to the Governmental Entities having jurisdiction over Ceding Company’s statutory financial statements.

(b) Amount of Security. Ceding Company will provide Reinsurer with a quarterly statement showing Reinsurer’s share of the statutory liabilities associated with the General Account Reinsured Liabilities (as calculated by Reinsurer). Reinsurer shall ensure that the total amount of security provided under this Agreement shall be equal to the lesser of (i) the Security Trust Base Amount minus Two Hundred Million Dollars ($200,000,000) or (ii) the amount required under Section 10.3(d).

(c) Reserve Credit Trust. The Security Trust shall be established according to the following terms and conditions:

(i) On or prior to the Closing Date, Reinsurer as grantor and Ceding Company as beneficiary will enter into and execute a trust agreement (the “Trust Agreement”) with a trustee pursuant to which a Security Trust account will be established and funded. The terms of the Trust Agreement and the trustee bank shall be in a form that satisfies Applicable Law and would be acceptable to the Governmental Entities having jurisdiction over Ceding Company’s statutory financial statements. The Trust Agreement shall be in substantially the form attached hereto as part of Exhibit F. In the event of any inconsistency between this Section 4.6 and the Trust Agreement, the Trust Agreement shall control.

(ii) The assets deposited in the Security Trust account shall be valued according to their current fair market value and shall consist only of (A) cash, (B) certificates of deposit issued by a United States bank and payable in United States legal tender, and (C) investments of the types specified in Section 521B.3 of the Iowa Insurance Code (including investments which are eligible for provisional exemption under the rules of the National Association of Insurance Commissioners Securities Valuation Office and qualify as admitted assets); provided that such investments are issued by an institution that is not the parent, subsidiary or an Affiliate of either Ceding Company or Reinsurer. Prior to depositing assets with the trustee, Reinsurer shall ensure that assignments or endorsements in blank have been executed or that legal title has been transferred to the trustee of all shares, obligations or any other assets requiring assignments, in order that Ceding Company, or the trustee upon direction of Ceding Company, may whenever necessary negotiate any such assets without consent or signature from Reinsurer or any other entity.

(iii) Notwithstanding any other provision of this Agreement, Ceding Company or any successor to Ceding Company by operation of law, including any liquidator, rehabilitator, receiver or conservator, may draw upon assets in the Security Trust account at any time only for one or more of the following purposes:

(A) To pay or reimburse Ceding Company for Reinsurer’s share of premiums returned to the owners of contracts reinsured under this Agreement on account of surrender, cancellation or recapture of such Reinsured Liabilities;

(B) To pay or reimburse Ceding Company for Reinsurer’s share of surrenders and benefits or losses paid by Ceding Company under the terms and provisions of the contracts reinsured under this Agreement;

(C) To fund an account with Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from Ceding Company’s liabilities for contracts reinsured under this Agreement. Such amount shall include, but not be limited to, amounts for policy reserves, reserves for benefits, claims and losses incurred (including losses incurred but not reported), loss adjustment expenses and unearned premiums; and

(D) To pay or reimburse Ceding Company for Reinsurer’s share of any other amounts Ceding Company claims are due under this Agreement.

Ceding Company shall provide Reinsurer with prompt notice after any withdrawal from the Security Trust account. Any assets so withdrawn shall be deposited into an account of Ceding Company and all interest or other earnings thereon shall be held by Ceding Company (or any successor by operation of law of Ceding Company, including any liquidator, rehabilitator, receiver or conservator of Ceding Company) for the benefit of Reinsurer, subject to Ceding Company’s right to apply such assets to amounts due and payable by Reinsurer to Ceding Company under this Agreement, and shall at all times be maintained separate and apart from any assets of Ceding Company for the sole purpose of funding the payments and reimbursements of undisputed amounts owing by Reinsurer pursuant to this Agreement. Ceding Company shall return to Reinsurer any amounts drawn from the Security Trust account in excess of the actual amounts required for subparagraphs (A), (B) and (C) above or, in the case of subparagraph (D), any amounts that are subsequently determined not to be due. In the event Ceding Company holds amounts under subparagraph (C) above, Ceding Company shall pay Reinsurer an interest payment at the prime rate of interest as reported from time to time by the Wall Street Journal or, if the Wall Street Journal has ceased or suspended regular publication, another nationally distributed newspaper of general circulation, on amounts so held.

(iv) Reinsurer shall have the right at any time to seek approval from Ceding Company (which approval shall not be unreasonably withheld or delayed) to withdraw from the Security Trust account all or any part of the assets contained therein and transfer such assets to Reinsurer or its designee if: (A) at the time of such withdrawal, the withdrawn assets are replaced by other qualified assets having a market value, as determined by the trustee, equal to or greater than the market value of the assets withdrawn so as to maintain at all times the deposit in the amount required by this Agreement; or, (B) after such withdrawal and transfer, the market value of the Security Trust account, as determined by the trustee, is no less than the total amount required by this Agreement; provided that, for purposes of the approval of Ceding Company required under this clause (iv), it shall be unreasonable for Ceding Company to withhold or delay such approval for a period of more than three (3) Business Days after Ceding Company’s receipt of the trustee’s determination of the market value of the Security Trust account following such withdrawal if such market value following such withdrawal, as determined by the trustee, is no less than the total amount required by this Agreement.

(d) Insolvency. The rights and obligations of Ceding Company and Reinsurer, as set forth in this Article, shall not be diminished in any manner whatsoever by the insolvency or placement into any type of delinquency proceeding or receivership of Ceding Company or Reinsurer.

(e) Maximum Credit to be Taken. Notwithstanding the foregoing, credit for reinsurance taken by Ceding Company for reinsurance ceded to Reinsurer shall not exceed the total amount of the Security Trust Base Amount.

ARTICLE V.

COVENANTS

Section 5.1. Conduct of Business.

(a) Except as otherwise expressly provided in this Agreement, the Ancillary Agreements, or as required to consummate the transactions contemplated hereby and thereby, during the period from the date hereof through the Closing Date (unless Reinsurer shall otherwise approve in advance in writing) Ceding Company, with respect to the Business:

(i) shall maintain itself at all times in all material respects as a corporation duly organized, validly existing and duly qualified to conduct the Business;

(ii) shall conduct the Business in the ordinary course of business consistent with past practice and shall not commit any act which constitutes a breach of or default under any contract, agreement, plan, policy, or Permit related to the Business or fail to comply in any material respect with any Applicable Law;

(iii) shall use its commercially reasonable efforts to preserve its business organization and assets intact and maintain its existing relations and goodwill with customers, Producers, third party administrators (including IIS), regulators, employees and business associates and other Persons having business dealings with it;

(iv) shall use its commercially reasonable efforts to maintain all of its Permits;

(v) shall perform its obligations under all Annuity Contracts and other contracts, agreements and commitments to which it is a party;

(vi) shall not pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice;

(vii) shall not enter into any agreement containing any provision or covenant limiting the ability to freely conduct the Business;

(viii) shall not enter into any agreement with IIS with respect to the Business other than the Servicing Agreement;

(ix) shall not transfer, convey, dispose of, incur or increase any of the Reinsured Liabilities other than in the ordinary course of business consistent with past practice;

(x) shall not terminate, or modify, amend or waive compliance with, any provision of any of the Annuity Contracts other than in the ordinary course of business consistent with past practice;

(xi) shall not enter into any new insurance agreements relating to the Business other than annuitizations pursuant to the terms of an Annuity Contract in the ordinary course of business consistent with past practice;

(xii) shall not change any of its accounting, practices, methods or policies (including any reserving methods, practices or policies,) used by it, except as may be required as a result of a change in Applicable Law, Iowa SAP or set forth in the notes to the Closing Business Statement of Assets and Liabilities in the form previously delivered by Ceding Company to Reinsurer;

(xiii) shall not enter into or amend any contract, commitment or agreement with or effect any transactions with any Affiliates relating to the Business, other than pursuant to arrangements existing as of the date hereof;

(xiv) shall not change any of the marketing, sales or administrative practices employed with respect to the Business;

(xv) shall not institute, settle or dismiss any action, claim, demand, lawsuit, proceeding, arbitration or grievance by or before any Governmental Entity, arbitrator or arbitration board threatened against, relating to or involving Ceding Company with respect to the Business other than in the ordinary course of business;

(xvi) shall not enter into any joint venture, partnership, managing general agency or similar arrangement with any Person;

(xvii) shall not enter into any reinsurance agreement ceding or assuming liabilities;

(xviii) shall not take or agree to take any action that would make any representation or warranty of Ceding Company contained herein inaccurate in any material respect at the Closing or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at such time;

(xix) take or cause to be taken any other action which is described in Section 2.13; or

(xx) shall not authorize or enter into an agreement (written or oral) or arrangement of any kind to do any of the foregoing.

Notwithstanding anything to the contrary herein, Ceding Company’s covenants and agreements contained in this Section 5.1 (a), including subsections (i) through (xx), shall apply and extend to Ceding Company only with respect to the Business and not to any other business or activities of Ceding Company.

(b) Except as otherwise expressly provided in this Agreement, the Ancillary Agreements, or as expressly required to consummate the transactions contemplated hereby or thereby, during the period from the date hereof through the Closing Date (unless Ceding Company shall otherwise approve in advance in writing) Reinsurer:

(i) shall maintain itself at all times in all material respects as a corporation duly organized, validly existing and duly qualified to perform its obligations in accordance with this Agreement and the Ancillary Agreements;

(ii) shall not commit any act which would materially impair Reinsurer’s ability to perform its obligations under this Agreement and the Ancillary Agreements;

(iii) shall use its commercially reasonable efforts to preserve its business organization intact, except to the extent that any changes are not reasonably expected to result in a Material Adverse Effect;

(iv) shall use its commercially reasonable efforts to maintain such permits as are required in connection with Reinsurer’s obligations under this Agreement and the Ancillary Agreements;

(v) shall not take or agree to take any action that would make any representation or warranty of Reinsurer contained herein inaccurate in any material respect at the Closing or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at such time; or

(vi) shall not authorize or enter into an agreement (written or oral) or arrangement of any kind to do any of the foregoing.

Notwithstanding anything to the contrary herein, Reinsurer’s covenants and agreements contained in this Section 5.1(b), including subsections (i) through (vi), shall apply and extend to Reinsurer only with respect to the Business and not to any other business or activities of Reinsurer.

Section 5.2. Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, Reinsurer and Ceding Company shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

Section 5.3. Access; Certain Communications.

(a) Between the date of this Agreement and the Closing Date, subject to any Applicable Law relating to privacy issues, Ceding Company and its Affiliates shall (i) afford to Reinsurer and its Representatives access, upon reasonable notice and during normal business hours, to the offices, properties, contracts, documents and information of or relating to the Business and access to the respective Representatives of Ceding Company relating to the Business and (ii) furnish to the Representatives of Reinsurer such additional financial and operating data and other information regarding the Business that is reasonably requested from time to time by Reinsurer and that is available to Ceding Company or may be prepared or compiled by Ceding Company without undue burden or expense and consistent with Ceding Company’s past financial reporting practices. Ceding Company shall cause its employees and Affiliates to provide reasonable assistance to Reinsurer in Reinsurer’s investigation of matters relating to the transactions contemplated hereby; provided, however, that Reinsurer’s investigation shall be conducted in a manner which does not unreasonably interfere with Ceding Company’s normal operations, customer and employee relations, and such investigation shall be conducted at Reinsurer’s sole cost and expense.

(b) In addition, prior to the Closing Date, Ceding Company shall cooperate with Reinsurer with respect to transition matters regarding the Business, including with respect to: (i) providing access to its employees in respect of transition planning; (ii) designating certain of its employees to serve as members of a joint transition team and cause such individuals to devote necessary time to transition matters and (iii) consulting with Reinsurer regarding systems, products, distribution and customer and producer services and all other aspects of the Business. The access, information and support to be provided to Reinsurer under this Section 5.3 shall be provided at no cost to Reinsurer.

Section 5.4. Regulatory Matters; Third Party Consents.

(a) Ceding Company and Reinsurer shall cooperate and use their respective commercially reasonable efforts to obtain all consents, approvals and agreements of, and to give and make all notices and filings with, any Governmental Entity, in each case, if any, necessary to authorize, approve or permit the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements and any other agreements contemplated hereby or thereby, including as set forth on Schedules 2.4 and 3.4. Reinsurer and Ceding Company will provide each other and their counsel the opportunity to review in advance and comment on all such filings with any Governmental Entity. Reinsurer and Ceding Company will keep each other informed of the status of matters relating to obtaining the regulatory approvals specified in Schedules 2.4 and 3.4. It is expressly understood by the parties hereto that each party hereto shall use commercially reasonable efforts to ensure that representatives of both Reinsurer and Ceding Company shall have the right to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with a Governmental Entity. In furtherance of the foregoing, Reinsurer and Ceding Company shall provide each other reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event. Reinsurer and Ceding Company will each solely bear their respective direct and indirect expenses incurred in connection with the preparation of any and all filings or notices required under this subsection.

(b) Ceding Company and Reinsurer shall cooperate and use commercially reasonable efforts to obtain all consents, approvals and agreements of, and to give and make all notices and filings with, any Person other than a Governmental Entity required in connection with the execution, in each case, if any, and delivery of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including those set forth on Schedules 2.3, 2.4, 3.3 and 3.4. In the event and to the extent that Ceding Company and Reinsurer are unable to obtain any required consents, approvals or agreements of any such Person, (i) Ceding Company shall use all commercially reasonable efforts in cooperation with Reinsurer to (A) provide or cause to be provided to Reinsurer the benefits of any agreement with any such Person, and (B) enforce for the account of Reinsurer any rights of Ceding Company arising from any such agreement; and (ii) Reinsurer shall use all commercially reasonable efforts to perform the obligations of Ceding Company arising under any such agreement, to the extent that, by reason of the transactions consummated pursuant to this Agreement or otherwise, Reinsurer has control over the resources necessary to perform such obligations—If and when any such consent, approval or agreement shall be obtained, Ceding Company shall promptly assign all of its rights and obligations thereunder to Reinsurer without the payment of further consideration and Reinsurer shall, without the payment of any further consideration therefor, assume such rights and obligations and Ceding Company shall be relieved of any further obligation or liability with respect to such agreement under this subsection.

Section 5.5. Further Assurances. Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall, at or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

Section 5.6. Notification of Certain Matters.

(a) Prior to or on the Closing Date, each party shall give notice to the other party of each of the following as to which the party has Knowledge: (i) the occurrence, or failure to occur, of any event or the existence of any condition, fact, state of circumstances, development, action or omission that individually and in the aggregate (A) has had or would be reasonably likely to have a Material Adverse Effect, or (B) has caused or would be reasonably likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date (except to the extent such representations and warranties are given as of a particular date or period and relate solely to such particular date or period); (ii) any information that indicates that any representation or warranty of Ceding Company contained herein was not true and correct as of the date hereof; (iii) any failure on the part of such party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; (iv) the occurrence of any event which will result, or is reasonably likely to result, in the failure to satisfy a condition specified in Article VIII hereof; (v) the commencement or threatened commencement of any Proceeding by any Governmental Entity or any Person relating to the Business or relating to this Agreement or the transactions contemplated hereby; (vi) any notice of, or other communication relating to, any default or event which, with notice or lapse of time or both, would become a default under any contract, agreement or commitment, relating to the Business; or (vii) any review of the Annuity Contracts by a Tax authority whether in connection with an examination of the Business or any Reinsurer or holder of the Annuity Contracts.

(b) Each party shall use its commercially reasonable efforts to cause the conditions set forth in Article VIII to be satisfied.

Section 5.7. Maintenance of Records. Through the Closing Date, Ceding Company shall maintain the Books and Records in the same manner and with the same care that the Books and Records have been maintained prior to the execution of this Agreement. Schedule 5.7 sets forth all of the Books and Records necessary to administer the Business.

Section 5.8. Cooperation after Closing. After the Closing, Ceding Company and Reinsurer shall cooperate by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by the other party to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement or the Ancillary Agreements, or to aid in the preparation of any regulatory filing, financial statement or Tax Return; provided, however, that any such additional documents must be reasonably satisfactory to each of the parties and not impose upon either party any material liability, risk, obligation, loss, cost or expense not within the four corners of this Agreement or the Ancillary Agreements.

Section 5.9. Regulatory Compliance. Reinsurer and Ceding Company and their Representatives and Affiliates shall comply in all material respects with Applicable Laws in performing their obligations under this Agreement and the Ancillary Agreements.

Section 5.10. Post-Closing Access.

(a) Following the Closing Date, Ceding Company and its Affiliates shall: (i) allow Reinsurer, through its Representatives, upon reasonable prior written notice and during normal business hours, the right, at Reinsurer’s sole cost and expense, to examine and make copies of any books and records related to the Business which are retained by Ceding Company or any of its Affiliates (including the Books and Records set forth in Schedule 5.7) for any reasonable business purpose, including the preparation or examination of Reinsurer’s Tax Returns, regulatory and statutory filings, responses to regulatory inquiries and financial statements; (ii) allow Reinsurer, through its Representatives, to interview Ceding Company’s employees for any reasonable business purpose relating to the Business, including the preparation or examination of Tax Returns, regulatory and statutory filings and financial statements and the conduct of any litigation relating to the Business, or the conduct of any regulatory, contract holder, participant or other dispute resolution whether pending or threatened; and (iii) maintain such books and records for Reinsurer’s examination and copying until at least the later of the sixth (6th) anniversary of the Closing Date or, with respect to all Tax books and records, until sixty (60) days after the expiration of any period imposed by Applicable Law, after which Ceding Company may destroy such books and records in its discretion; provided, however, that at any time prior to such destruction Ceding Company shall give Reinsurer a reasonable opportunity, at Reinsurer’s expense, to segregate and remove such books and records as Reinsurer may select. Reinsurer shall pay any out-of-pocket expenses incurred in connection with Reinsurer’s access to such employees and books and records related to the Business. Access to such employees and books and records shall not unreasonably interfere with Ceding Company’s or any successor company’s business operations.

(b) Following the Closing Date, Reinsurer shall: (i) allow Ceding Company, through its Representatives, upon reasonable prior written notice and during normal business hours the right to examine and make copies, at Ceding Company’s expense, of the Books and Records transferred to Reinsurer at the Closing; (ii) allow Ceding Company, through its Representatives to interview Reinsurer’s employees specifically dedicated to the Business in connection with Ceding Company’s preparation or examination of Tax Returns, regulatory and statutory filings, responses to regulatory inquiries and financial statements, or Ceding Company’s conduct of any regulatory, contract holder, participant or other dispute resolution whether pending or threatened; and (iii) maintain such Books and Records for Ceding Company’s examination and copying until at least the later of the sixth (6th) anniversary of the Closing Date or, with respect to all Tax books and records, until sixty (60) days after the expiration of any period imposed by Applicable Law after which Reinsurer may destroy such books and records in its discretion; provided, however, that at any time prior to such destruction Reinsurer shall give Ceding Company a reasonable opportunity, at Ceding Company’s expense, to segregate and remove such books and records as Ceding Company may select. Access to such employees and Books and Records shall not unreasonably interfere with the business operations of Reinsurer or its Affiliates. Ceding Company shall pay any out-of-pocket expenses incurred in connection with Ceding Company’s access to such employees and Books and Records.

(c) Notwithstanding any other provision of this Section 5.10, access to any books and records may be denied by either party if such party is required under Applicable Law relating to privacy issues to deny such access, or to protect attorney-client privilege or attorney work product; provided, however, that to the extent that any request by either party for post-Closing access would not violate Applicable Law relating to privacy if a waiver were obtained from a Contract Owner, Ceding Company and Reinsurer shall use all commercially reasonable efforts to obtain such a waiver.

Section 5.11. Competing Reinsurance Proposals.

(a) From and after the date hereof until the earlier of the termination of this Agreement in accordance with Article X or the Closing Date, neither Ceding Company nor any of its Representatives shall (and Ceding Company shall cause its Affiliates and Representatives not to), directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes or would likely lead to any Competing Reinsurance Proposal (defined below); (ii) engage in negotiations or discussions with, or provide any information to, or otherwise cooperate in any manner with, any Person making or proposing to make, any Competing Reinsurance Proposal; (iii) approve or recommend, or propose publicly to approve or recommend, any Competing Reinsurance Proposal; or (iv) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Competing Reinsurance Proposal. For purposes of this Agreement, “Competing Reinsurance Proposal” means any proposal or offer from any Person relating to any reinsurance of all or any part of the Business, the Annuity Contracts or the Reinsured Liabilities. Subject to existing agreements and contractual obligations of Ceding Company, in the event that Ceding Company shall receive any communication regarding a Competing Reinsurance Proposal, or any request for disclosure or access to information in connection therewith, Ceding Company shall immediately inform Reinsurer of all material facts relating to such offer or proposal (including the identity of the Person making such offer or proposal and the specific terms thereof) and shall furnish Reinsurer with any additional information regarding such Competing Reinsurance Proposal upon Reinsurer’s reasonable request.

(b) Ceding Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing, and will take all necessary steps to promptly inform such parties of the obligations undertaken in this Section 5.11.

Section 5.12. Non-Compete.

(a) For a period of ten (10) years following the date hereof, neither Ceding Company nor any of its Affiliates shall (i) in any concerted manner (i.e., other than in an individual, not directed manner) (A) solicit any holder of an Annuity Contract (whether issued prior to or following the Closing Date) to use the proceeds, funds or values available under such Annuity Contract for the direct or indirect purpose of purchasing or funding any other products, insurance policies, contracts or similar arrangements issued by Ceding Company or its Affiliates or (B) solicit any Persons then customers, or vendors of the Business or Reinsurer to cancel, curtail or otherwise change such Person’s relationship with the Business; (ii) criticize or disparage in any manner or by any means (whether written or oral, express or implied) the Business or any aspect of the management, policies, operations, products, services, practices or personnel associated with the Business; or (iii) sell or license any trademark (such as “Transmark”) currently used in the Business (each, a “Trademark”) to any Person that is not an Affiliate of Ceding Company that uses or intends to use such Trademark, directly or indirectly, with respect to any Covered Business or give its consent to any such Person to use any such Trademark with respect to any Covered Business. In the event that it comes within the Knowledge of Ceding Company (including by notice from Reinsurer) that any attempts are being made by any of its Affiliates or any Producer to solicit any holder of any Annuity Contract or vendor of the Business to cancel, curtail or otherwise alter such Person’s relationship with the Business, Ceding Company will take all reasonable efforts to curtail such activities (including refusing to accept applications for products that would result in any withdrawals, surrenders or redemptions of any Annuity Contracts or defaults relating hereto.

(b) Ceding Company and Reinsurer acknowledge that the type and periods of restriction imposed in the provisions of this Section 5.12 are fair and reasonable and are reasonably required for the protection of the parties. If any of the restrictions or covenants in this Section 5.12 are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the restrictions or covenants in this Section 5.12, or any portion thereof, are deemed to be unenforceable because such covenant or restriction is held to cover a geographic area or to be of such duration as is not permitted under Applicable Law, Ceding Company and Reinsurer agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and, in its reduced form, said provision shall then be enforceable. Subject to the provisions of Section 12.6, Ceding Company and Reinsurer intend to and hereby confer jurisdiction to enforce the covenants in this Section 5.12 upon the courts of any state or other jurisdiction within the geographical scope of such covenants.

(c) If any party to this Agreement commits a breach, or is about to commit a breach, of any of the provisions of this Section 5.12, the other party to this Agreement shall have the right to specifically enforce the provisions of this Section 5.12 by seeking such relief from any court having competent equity jurisdiction or from an arbitral panel appointed pursuant to the terms of this Agreement, without posting a bond or other security, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the non-breaching party and that money damages may not provide an adequate remedy to such party. In addition, in connection with this Section 5.12, each party to this Agreement may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

(d) The rights and remedies of Reinsurer under this Section 5.12, and the other provisions of this Agreement to the extent such provisions apply to this Section 5.12, may be assigned by Reinsurer to any transferee of all or substantially all of the Business properly acquired pursuant to the terms and conditions of this Agreement; provided, however, that such transfer shall have been effectuated in accordance with the terms hereof. Such assignment shall not affect Reinsurer’s ability to enforce the provisions of this Section 5.12.

(e) Notwithstanding any other provision of this Agreement to the contrary, Ceding Company’s obligations with respect to this Section 5.12 shall immediately terminate in the event that Ceding Company recaptures any insurance pursuant to the terms of this Agreement.

Section 5.13. Updating Schedules. In connection with the Closing, Reinsurer and Ceding Company will promptly supplement or amend the various disclosure Schedules to this Agreement to reflect any matter that, if existing, occurring or known on the date hereof, should have been so disclosed or that is necessary to correct any information in such Schedules that was or has been rendered inaccurate thereby; provided, however, that for purposes of determining the rights and obligations of the parties under this Agreement (including, but not limited to, indemnification rights and obligations under Article IX hereof), any such supplemental or amended disclosure by any party shall not be deemed to have been disclosed as of the date hereof, or to constitute a part of, or an amendment or supplement to, such party’s Schedules; and provided further, that such supplemental or amended disclosures by a party shall not entitle the other party to refuse to consummate the transactions contemplated hereby unless such supplemental or amended disclosures, individually and in the aggregate, disclose a failure of the disclosing party to satisfy the conditions to Closing specified in Article VIII.

Section 5.14. Non-Transferred Assets and Liabilities. The statements of assets and liabilities referred to in Sections 1.4 and 2.8(b) reflect or shall reflect the exclusion of assets or liabilities not transferred or specified in Schedule 5.14.

Section 5.15. Statutory Reserve Deficiencies. Ceding Company shall remedy all statutory reserve deficiencies required to be remedied under Applicable Law to the reasonable satisfaction of Reinsurer, and Ceding Company shall transfer cash to Reinsurer on or before the Post-Closing Payment Date to remediate such statutory reserves deficiencies.

ARTICLE VI.

ADDITIONAL AGREEMENTS

Section 6.1. General Account Payments. Following the Closing, Ceding Company agrees to promptly transfer to Reinsurer one hundred percent (100%) of the net of any of the following amounts paid or actually received by Ceding Company with respect to the General Account Reinsured Liabilities on or after the Reinsurance Effective Date: (a) premiums, fees, policyholder benefits, charges and other amounts paid or received by Ceding Company with regard to the General Account Reinsured Liabilities; (b) litigation recoveries to the extent liability for such litigation constitutes a General Account Reinsured Liability; and (c) any and all other collections and recoveries relating to the General Account Reinsured Liabilities that in accordance with the terms of this Agreement are for the benefit of Reinsurer. In addition, following the Closing, Ceding Company shall convey to Reinsurer all of its right, title and interest in any future payments of the amounts indicated above and not yet actually received, and the parties agree that upon receipt, all such amounts shall be transferred directly to Reinsurer. Any and all amounts received by Ceding Company, which are owed to Reinsurer under the terms of this Section 6.1 shall be held in trust by Ceding Company for the sole benefit of Reinsurer until paid to Reinsurer.

Section 6.2. Separate Account.

(a) Ceding Company to Hold Assets. As partial consideration for the reinsurance provided under Article IV hereof, simultaneously with the Closing of the transactions contemplated by this Agreement, Ceding Company shall maintain the Separate Account Assets in the Separate Account. With respect to the Separate Account, Ceding Company shall continue to own the Separate Account Assets.

Following the Reinsurance Effective Date, Reinsurer, in its capacity as administrator under the Administrative Services Agreement, shall determine the Separate Account Reserves in accordance with the provisions of the Administrative Services Agreement. For purposes of this Agreement, the Separate Account Assets as so determined by Reinsurer shall be referred to as the “Separate Account Reserves”. Reinsurer shall be responsible for transferring assets to and from the Separate Account pursuant to the Variable Annuity Contracts and the Administrative Services Agreement.

(b) Payments by or on behalf of Ceding Company.

(i) Under the Administrative Services Agreement, following the Closing, Reinsurer, on behalf of Ceding Company, shall transfer to Reinsurer on a continuing basis all Separate Account fees, charges, payments or other revenues, whether payable or received in respect of the Variable Annuity Contracts (collectively, the “Separate Account Payments”).

(ii) Following the Closing any other Separate Account Payments received by Ceding Company with respect to the Variable Annuity Contracts or the Separate Account shall be paid to Reinsurer as provided in the Administrative Services Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that the Separate Account Payments with respect to the Transamerica-managed funds will in no event be less than an amount per annum equal to 25 basis points of the net asset value of the Transamerica-managed funds as of the applicable year-end.

(iii) Reinsurer will have no legal or equitable interest in the Separate Account, any assets held therein or any other assets of Ceding Company arising solely by virtue of the reinsurance provided pursuant to this Agreement, nor shall Reinsurer have any interest in Investment Results. The Investment Results shall be credited to the Separate Account. Notwithstanding anything to the contrary contained herein, Reinsurer will have a legal and equitable interest in the Separate Account Payments. All amounts received by Ceding Company properly payable to the Separate Account shall be promptly paid over to the Separate Account.

Section 6.3. Changes to Contracts. Except as required by Applicable Law or changes in Iowa SAP, following the Closing Ceding Company shall not change, amend, alter or otherwise modify (a) the terms and conditions of any of the Annuity Contracts (including the addition or elimination of any new investment options under the Variable Annuity Contracts) or (b) any of the assumptions or methodologies used to establish the reserves applicable to the Annuity Contracts. Following the Closing, Ceding Company shall give prompt written notice to Reinsurer of any such changes, amendments, alterations or modifications required by Applicable Law of which Ceding Company has Knowledge with respect to the Annuity Contracts and shall afford Reinsurer the opportunity to object to such changes, amendments, alterations or modifications. Ceding Company shall cooperate in any such action taken by Reinsurer.

Section 6.4. Non-Guaranteed Elements. From and after the Reinsurance Effective Date, Reinsurer may direct Ceding Company to set any non-guaranteed elements of the Annuity Contracts (including loads and expense charges, credited interest rates and annuity purchase rates) and Ceding Company shall comply with such directions, subject to any requirements of Applicable Law.

Section 6.5. Claim Settlement Restrictions. Following the Closing, Ceding Company will not settle, compromise or resolve any claim with respect to any of the Annuity Contracts without prior written consent from Reinsurer, which consent shall not to be unreasonably withheld.

Section 6.6. Oversights, Delays, Errors or Omissions. Any inadvertent oversights, delays, errors or omissions made on the part of either party in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such inadvertent oversight, delay, error or omission not occurred, provided that such inadvertent oversight, delay, error or omission is corrected as soon as possible after discovery thereof at the cost of the party who made such oversight, delay, error or omission and that any such correction shall restore the other party to the position it would have occupied had no such oversight, delay, error or omission occurred; provided, however, that this Section 6.6 shall not mean or be interpreted or construed to excuse any acts of fraud or concealment or material inaccuracy in information provided or failure to perform material obligations under this Agreement; and provided further that this Section 6.6 shall not be utilized to cede any obligation or liability that was not intended to have been ceded in accordance with this Agreement, including any Excluded Liabilities.

Section 6.7. Regulatory Matters.

(a) At all times during the term of this Agreement, Reinsurer and Ceding Company, respectively, each agrees that it shall hold and maintain all licenses and authorities required under Applicable Law to perform its respective obligations hereunder unless otherwise mutually agreed by the parties.

(b) Reinsurer shall take all actions or steps necessary under Applicable Law for Ceding Company to receive credit with respect to the reinsurance afforded by this Agreement in those jurisdictions where Ceding Company is licensed as of the Reinsurance Effective Date and continues to be licensed.

(c) If either party receives notice of, or otherwise becomes aware of, any regulatory inquiry, investigation or proceeding relating to the Annuity Contracts, such party shall promptly notify the other party hereof, whereupon the parties shall cooperate and use their respective commercially reasonable efforts to resolve such matter in a mutually satisfactory manner, in light of all the relevant business, regulatory and legal facts and circumstances.

Section 6.8. Offset. Any debts or credits incurred on or after the Reinsurance Effective Date in favor of or against either Ceding Company or its Affiliates or Reinsurer or its Affiliates and that arise under this Agreement shall be deemed mutual debts or credits, as the case may be, and may be set off, and in that event only the balance may be allowed or paid.

Section 6.9. Net Payment Obligation. All settlements of account between Ceding Company and Reinsurer shall be made in cash or its equivalent. All amounts due on payment dates occurring within ten (10) Business Days from any payment date under this Agreement shall be netted against each other, dollar for dollar, giving full effect to the offset provision herein, and only the resulting net amount shall be due.

Section 6.10. Insolvency.

(a) Notwithstanding any other provision herein to the contrary, in the event of the insolvency, liquidation, rehabilitation, reorganization or receivership of Ceding Company or the appointment of a liquidator, rehabilitator, receiver or statutory successor of Ceding Company, the reinsurance provided under Article IV of this Agreement shall be payable by Reinsurer directly to Ceding Company or its liquidator, rehabilitator, receiver or statutory successor on the basis of the liability of Ceding Company for the Reinsured Liabilities under the Annuity Contracts, without diminution because of the insolvency, liquidation, rehabilitation, reorganization or appointment of a receiver or because of the failure by the liquidator, rehabilitator, receiver or statutory successor to pay all or any portion of any claim. To the extent permitted by Applicable Law, the obligations of Ceding Company as set forth in this Agreement shall remain unimpaired and unaffected by the insolvency, liquidation, rehabilitation, reorganization or appointment of a receiver and shall be assumed by the liquidator, rehabilitator, receiver or statutory successor of Ceding Company in the liquidation, rehabilitation, reorganization or receivership proceeding. Payment made directly to a Contract Owner or other creditor shall not diminish Reinsurer’s obligation to Ceding Company’s estate except when either of the following applies: (i) this Agreement or other written agreement specifically provides for another payee of the reinsurance in the event of the insolvency, liquidation, rehabilitation or reorganization of Ceding Company or (ii) Reinsurer, with the consent of the relevant Contract Owner, has assumed the policy obligations of Ceding Company as direct obligations of Reinsurer to the payees under the Annuity Contracts and in substitution for the obligations of Ceding Company to the payees.

(b) Notice of Pending Claims; Investigation of Claims. The liquidator, rehabilitator, receiver or statutory successor shall give written notice to Reinsurer of the pendency of each claim against Ceding Company with respect to the Reinsured Liabilities within a reasonable time after each such claim is filed in the insolvency, liquidation, rehabilitation, reorganization or receivership proceeding. During the pendency of any such claim, Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that Reinsurer may reasonably deem available to Ceding Company or its liquidator, rehabilitator, receiver or statutory successor. The expenses thus incurred by Reinsurer shall be chargeable, subject to court approval, against Ceding Company as part of the expense of such insolvency, liquidation, rehabilitation, reorganization or receivership to the extent of any benefit which may accrue to Ceding Company solely as a result of the defense or defenses undertaken or asserted by Reinsurer.

Section 6.11. Confidentiality.

(a) Ceding Company acknowledges that the information and data obtained by Ceding Company, its Affiliates and their respective Representatives during the course of their performance under this Agreement (the “Reinsurer Confidential Information”) are, as between Reinsurer and Ceding Company, secret, proprietary and confidential information of Reinsurer. Ceding Company shall not, nor shall it permit any of its Affiliates or any of their respective Representatives to, disclose to any Person other than Reinsurer or its Representatives any of the Reinsurer Confidential Information without Reinsurer’s prior written consent, unless and to the extent that: (i) the Reinsurer Confidential Information becomes generally known to and available for use by the public other than as a result of the acts, errors or omissions of Ceding Company, its Affiliates or their respective Representatives; (ii) such disclosure is reasonably necessary under the terms of the Administrative Services Agreement; (iii) such disclosure is required in connection with the dispute resolution provisions of Section 12.6; (iv) such disclosure is required by Applicable Law; or (v) such disclosure is required in connection with Ceding Company’s financial reports; provided, however, that Ceding Company shall, to the extent practicable, provide Reinsurer with reasonable prior notice of any disclosure required by Applicable Law such that Reinsurer will have the opportunity to seek a protective order preventing such disclosure.

(b) Reinsurer acknowledges that the information and data obtained by Reinsurer, its Affiliates and their respective Representatives during the course of their performance under this Agreement (the “Ceding Company Confidential Information”) are, as between Ceding Company and Reinsurer, secret, proprietary and confidential information of Ceding Company. Reinsurer shall not, nor shall it permit any of its Affiliates or any of their respective Representatives to, disclose to any Person other than Ceding Company or its Representatives any of the Ceding Company Confidential Information without Ceding Company’s prior written consent, unless and to the extent that: (i) the Ceding Company Confidential Information becomes generally known to and available for use by the public other than as a result of the acts or omissions of Reinsurer, its Affiliates or their respective Representatives; (ii) such disclosure is reasonably necessary under the terms of the Administrative Services Agreement; (iii) such disclosure is required in connection with the dispute resolution provisions of Section 12.6; (iv) such disclosure is required by Applicable Law or (v) such disclosure is required in connection with Reinsurer’s financial reports; provided, however, that Reinsurer shall, to the extent practicable, provide Ceding Company with reasonable prior notice of any disclosure required by Applicable Law such that Ceding Company will have the opportunity to seek a protective order preventing such disclosure.

Section 6.12. Duty of Cooperation. Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement. The duty of cooperation provided for in this Section 6.12 shall extend to any and all litigation matters with third parties regarding the Reinsured Liabilities or the Annuity Contracts, but excluding any litigation between the parties hereto relating to the Business or the subject of this Agreement. The parties acknowledge and agree that they shall act in good faith and deal fairly with each other with respect to this Agreement, but that the common law duty of utmost good faith or uberrimae fidae shall not apply to or be implied in this Agreement.

ARTICLE VII.

TAX MATTERS

Section 7.1. Liability for Taxes, Tax Returns and Tax Indemnification.

(a) Ceding Company shall be liable for and agrees to indemnify, defend, and hold harmless Reinsurer from and against any and all Losses Reinsurer may incur, directly or indirectly, arising out of or caused by any liability of Ceding Company for the following:

(i) Taxes of any Person under Income Tax Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a successor or transferee, by contract or otherwise, for any period or portion thereof, through and including the Closing Date;

(ii) Taxes for any period or portion thereof until and including the Closing Date;

(iii) Amounts paid by Reinsurer for Taxes or other loss or damage at any time in connection with a breach of Section 2.10(b) and Section 2.10(f).

(b) All Transfer Taxes arising out of, in connection with or attributable to the transactions effected pursuant to this Agreement shall be borne and paid by Ceding Company.

(c) Ceding Company and Reinsurer agree that after the Closing Date, each party and their Affiliates shall assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns (including making personnel available) which such other party is responsible for preparing and filing in any way related to the transactions described in this Agreement. Each of Ceding Company and Reinsurer further agrees to (i) make available to the other party and to any Tax authority, as reasonably requested, all information, records and documents relating to Taxes; (ii) provide timely notice to the other party in writing of any pending or threatened Tax audits or assessments relating to Taxes for taxable periods for which the other may have a liability under this Section 7.1; and (iii) furnish the other party with copies of all correspondence received from any Tax authority in connection with any Tax audit or information request with respect to Taxes for any such Tax period for which the other party may have a liability under this Section 7.1.

(d) Any party seeking indemnification under this Section 7.1 shall give prompt notification to the indemnifying party of any Taxes which the indemnifying party has an obligation, pursuant to this Section 7.1, to remit. The notification shall include the amount of the claim and an explanation of the matter for which indemnification is being sought. Where the party seeking indemnification fails to timely notify the indemnifying party of any third party claim, and resolution is prejudiced because of such delay, no indemnification for such matter shall be owed.

(e) Neither party may settle a third party Tax claim without the other party’s signed consent, which consent shall not be unreasonably withheld or delayed.

(f) All amounts paid by Ceding Company to Reinsurer or by Reinsurer to Ceding Company pursuant to this Section 7.1 shall be treated as adjustments to the Closing Date Transfer Amount for all Tax purposes.

(g) All amounts payable or to be paid to Reinsurer or to Ceding Company under this Section 7.1 (“Tax Indemnity Payments”) shall be paid in immediately available funds within ten (10) Business Days following receipt of a written request from the party entitled to such Tax Indemnity Payment which demonstrates to the reasonable satisfaction of the party receiving such request that the requesting party is entitled to such payment under the terms of this Agreement. All such Tax Indemnity Payments shall be made to the accounts and in the manner identified in such written notice. In the event that the parties cannot agree on a party’s entitlement to Tax Indemnity Payments, such entitlement shall be determined by submitting the dispute to arbitration pursuant to Section 12.6; provided, however, that the arbitrators shall be tax attorneys or accountants with at least ten (10) years’ specialist knowledge of or experience in the life insurance and life reinsurance industry.

(h) Ceding Company, in each case with respect to the Business, shall not, without the prior written consent of Reinsurer, (i) make a request for a Tax ruling from any Tax authority or enter into a closing agreement, (ii) settle or compromise any material claim, action, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes other than in the ordinary course, (iii) change in any material respect any of its methods of reporting income, deductions or accounting for Tax purposes, except as may be required by Applicable Laws; and shall not authorize or enter into an agreement (written or oral) or arrangement of any kind to do any of the foregoing, or (iv) make or change any election concerning Taxes or Tax Returns.

(i) Ceding Company shall remit to Reinsurer, within sixty (60) days of filing a federal income Tax Return for a period in which the Coinsurance Agreement is in effect, the federal income tax benefit realized by Ceding Company (or an Affiliate of Ceding Company) ascribed to Ceding Company’s share of the dividends received deduction attributed to the Separate Account Reinsured Liabilities. The federal tax benefit shall be computed in a manner consistently applied by Ceding Company using the highest rate of federal corporate income tax then in effect and without diminution to the dividends received deduction due to facts and circumstances arising in Ceding Company’s federal income Tax Return.

Section 7.2. Survival of Obligations. The obligations of the parties set forth in this Article VII and the representations set forth in Section 2.10 (other than Section 2.10(b)) shall remain in effect until sixty (60) days following the expiration of the applicable statute of limitations (taking into account any applicable extensions or tollings) relating to the Taxes at issue. The obligations of Section 2.10(b) shall not expire. Notwithstanding any other provision of the Agreement to the contrary, any indemnification for matters relating to Taxes shall be governed by this Article VII.

Section 7.3. Responsibility for Premium Taxes. Reinsurer shall be responsible for the calculation and reimbursement to Ceding Company for its payment of all Premium Taxes imposed after the Reinsurance Effective Date with respect to the Annuity Contracts or this Agreement. Such amounts shall be paid to Ceding Company no later than ten (10) days before due. Ceding Company shall be responsible for the payment of such Premium Taxes to the relevant tax authorities no later than the date such Premium Taxes are due. Ceding Company shall not deduct or withhold from payments made to Reinsurer under this Agreement the amount of any Premium Taxes imposed directly on Ceding Company by the relevant taxing authorities.

Section 7.4. Other Taxes. Except as set forth in Section 7.3 above, Ceding Company and Reinsurer shall be responsible for all other taxes imposed directly on it.

Section 7.5. Treatment of Deferred Acquisition Costs. Ceding Company and Reinsurer hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Treasury Regulations issued under Section 848 of the Code.

(a) The term “party” as used in the Section 7.5 will refer to either Ceding Company or Reinsurer, as appropriate.

(b) The terms used in this Section 7.5 are defined by reference to Treasury Regulation Section 1.848-2 in effect on the date this Agreement is executed.

(c) Each party will attach a Schedule to its Federal Income Tax Return, for the first taxable year ending after the date this election becomes effective, which identifies this Agreement as a reinsurance agreement for which a joint election under Regulation Section 1.848-2(g)(8) has been made and otherwise file its respective Federal Income Tax Returns in a manner consistent with the provisions of Treasury Regulation Section 1.848-2 in effect on the date this Agreement is executed.

(d) The party with net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(l) of the Code.

(e) Each party agrees to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency, or as is otherwise required by the Internal Revenue Service

(i) Reinsurer will submit to Ceding Company no later than the first (1st) day of April of each year, its calculation of the net consideration for the preceding calendar year. This calculation will be accompanied by a statement signed by an officer of Reinsurer that Reinsurer will report such net consideration in its Federal Tax Return for the preceding calendar year.

(ii) Ceding Company may contest such calculation by providing an alternative calculation to Reinsurer in writing within thirty (30) days of Ceding Company’s receipt of Reinsurer’s calculation. If Ceding Company does not so notify Reinsurer, Ceding Company will report the net consideration as determined by Reinsurer on Ceding Company’s Federal Tax Return for the previous calendar year.

(iii) If Ceding Company contests Reinsurer’s calculation of the net consideration, the parties will negotiate to reach an agreement as to the correct amount of net consideration within thirty (30) days after the date Ceding Company submits its alternative calculation. If Ceding Company and Reinsurer reach agreement on the amount of the net consideration, each party will report such amount in their respective Federal Tax Returns for the previous calendar year.

(iv) If Ceding Company and Reinsurer fail to reach an agreement on the correct amount of net consideration, any dispute shall be resolved in accordance with Section 12.6 of this Agreement (relating to Dispute Resolution); provided, however, that, in addition to the requirements set forth in Section 12.6, the parties agree to use their reasonable best efforts to select arbitrators and take all necessary actions, and to cause the arbitrators to take all necessary actions, so that the final arbitrators’ report can be delivered to the parties no later than thirty (30) days before the day on which the relevant Federal Tax Return is due to be filed (determined with regard to any extensions of time for filing).

ARTICLE VIII.

CONDITIONS PRECEDENT TO THE CLOSING

Section 8.1. Conditions to Obligations of Each Party. The respective obligations of each party to close the transactions contemplated hereby are subject to the fulfillment prior to or at Closing of the following conditions, unless waived by Reinsurer and Ceding Company in writing:

(a) No Applicable Law or Order shall be in effect that prohibits or enjoins the consummation of the transactions contemplated hereby.

(b) No Proceeding before any Governmental Entity shall be pending or threatened seeking to restrain or prohibit (or questioning the validity or legality of) the transactions contemplated by this Agreement or seeking to restrict in any material respect the effective operation of the Business after the Closing or seeking material damages in connection therewith.

Section 8.2. Conditions to Reinsurer’s Obligations. Reinsurer’s obligation to close the transactions contemplated by this Agreement is subject to the fulfillment (in the sole discretion of Reinsurer) on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by Reinsurer in its sole discretion:

(a) The representations and warranties of Ceding Company contained in this Agreement (including the Schedules hereto) shall be true and correct in each case on the date hereof and as of the Closing Date, except that any such representations and warranties that expressly relate to a specified date shall be true and correct only as of such date, and except where the failure to be so true and correct in all respects (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect”), individually and in the aggregate, would not reasonably be likely to have a Material Adverse Effect. Ceding Company shall have complied in all material respects with, or performed in accordance with the terms of, all of its covenants and agreements contained in this Agreement on or prior to the Closing Date. On the Closing Date, Ceding Company shall have delivered to Reinsurer a certificate dated as of the Closing Date, and signed by a senior officer of Ceding Company, to the effect contemplated by this Section 8.2(a).

(b) The Ancillary Agreements shall have been duly executed and delivered by Ceding Company or any other applicable party (other than Reinsurer) on or prior to the Closing Date and such agreements shall be in full force and effect on the Closing Date.

(c) Ceding Company shall have delivered to Reinsurer a certificate of the secretary or assistant secretary of Ceding Company, dated as of the Closing Date, as to the resolutions of the board of directors of Ceding Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party, as to the status and signature of each of its officers who executed and delivered this Agreement and such Ancillary Agreements and any other document delivered by it in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) Ceding Company shall have delivered to Reinsurer a certificate of a senior financial officer of Ceding Company, dated as of the Closing, confirming that the Closing Business Statement of Assets and Liabilities is true and correct and has been prepared in accordance with the provisions of this Agreement.

(e) Ceding Company shall have delivered to Reinsurer a certification by a qualified actuary of Ceding Company as to the reserves reflected on the SAP Reference Business Statements of Assets and Liabilities for Reinsured Liabilities, attached hereto as Exhibits B.

(f) The approvals of the Governmental Entities listed on Schedule 2.4 (if any) shall have been received or deemed received in each case without any conditions, restrictions or limitations material to Reinsurer. Such consents and approvals shall be in full force and effect, shall be in form and substance reasonably acceptable to Reinsurer, and Ceding Company shall have furnished Reinsurer with appropriate evidence, reasonably satisfactory to Reinsurer, of the granting of such consents and approvals.

(g) There shall not have been or occurred any change, event or circumstance that, individually and in the aggregate with all other changes, events or circumstances, has had or would be reasonably likely to have a Material Adverse Effect.

Section 8.3. Conditions to Ceding Company’s Obligations. Ceding Company’s obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment (in the sole discretion of Ceding Company) on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by Ceding Company in its sole discretion:

(a) The representations and warranties of Reinsurer contained in Article III of this Agreement (including the Schedules hereto) shall be true and correct in each case on the date hereof and as of the Closing Date, except that any such representations and warranties that expressly relate to a specified date shall be true and correct only as of such date, and except where the failure to be so true and correct in all respects (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect”), individually and in the aggregate, would not reasonably be likely to have a Material Adverse Effect. Reinsurer shall have complied in all material respects with, or performed in accordance with the terms of, all of its covenants and agreements contained in this Agreement on or prior to the Closing Date. On the Closing Date, Reinsurer shall have delivered to Ceding Company a certificate dated as of the Closing Date, and signed by a senior officer of Reinsurer, to the effect contemplated by this Section 8.3(a).

(b) The Ancillary Agreements shall have been duly executed and delivered by Reinsurer or any other applicable party (other than Ceding Company) on or prior to the Closing Date and such agreements shall be in full force and effect on the Closing Date.

(c) Reinsurer shall have delivered to Ceding Company a certificate of the secretary or assistant secretary of Reinsurer, dated as of the Closing Date, as to the resolutions of the board of directors of Reinsurer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, as to the status and signature of each of its officers who executed and delivered this Agreement and such Ancillary Agreements and any other document delivered by it in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) The approvals of Governmental Entities listed in Schedule 3.4 shall have been received or deemed received in each case without any conditions, restrictions or limitations material to Ceding Company. Such consents and approvals shall be in full force and effect, shall be in a form and substance reasonably acceptable to Ceding Company, and Reinsurer shall have furnished Ceding Company with appropriate evidence, reasonably satisfactory to Ceding Company, of the granting of such consents and approvals.

(e) There shall not have been or occurred any change, event or circumstance that, individually and in the aggregate with all other changes, events or circumstances, has had or would be reasonably be likely to have a Material Adverse Effect with respect to Reinsurer.

ARTICLE IX.

SURVIVAL; INDEMNIFICATION

Section 9.1. Survival of Representations and Warranties. The representations and warranties of Ceding Company and Reinsurer contained in this Agreement (other than (a) with respect to Ceding Company, the representations and warranties set forth in Sections 2.1, 2.2, 2.3(a), 2.3(b) and 2.5, which shall survive the Closing perpetually, and the representations and warranties set forth in 2.10 which shall survive the Closing pursuant to the terms of Section 7.2 and (b) with respect to Reinsurer, the representations and warranties set forth in Sections 3.1, 3.2, 3.3(a) and 3.3(b) which shall survive the Closing perpetually) shall survive the Closing for a period of twenty-four (24) months, except to the extent, but only to the extent, otherwise required for Reinsurer or Ceding Company to assert an indemnification claim pursuant to Section 9.4(d). The covenants and agreements of Ceding Company and Reinsurer contained in this Agreement shall survive the Closing.

Section 9.2. Indemnification by Ceding Company. In addition to the indemnification pursuant to Article VII, Ceding Company shall indemnify Reinsurer, its Affiliates and their respective Representatives (“Reinsurer Indemnitees”) against and hold them harmless from any loss, liability, damage, demand, claim, cost, suit, action or cause of action, judgment, award, assessment, interest, fine, amount payable with respect to Taxes (including any amounts relating to Taxes payable pursuant to contract or otherwise), penalty or expense (including reasonable out-of-pocket attorneys’ and consultants’ fees and out-of-pocket fees and reasonable expenses of other professionals, but excluding any costs or expenses associated with any employee of Reinsurer or Ceding Company, as applicable, or their respective Affiliates) (any of the foregoing being hereinafter referred to individually as a “Loss” and collectively as “Losses”) suffered or incurred by any Reinsurer Indemnitee for or on account of or arising from or in connection with (a) any breach of or inaccuracy in any representation or warranty of Ceding Company; (b) any breach of any covenant or agreement made or to be performed by Ceding Company pursuant to this Agreement; (c) any appointment of or agreement with a Producer; (d) any failure of the Business to have been issued, marketed, sold or administered in accordance with Applicable Law and (e) any Excluded Liabilities; provided, however, that the Reinsurer Indemnitees shall not be entitled to recover from Ceding Company any amount of out-of-pocket attorneys’ and consultants’ fees and out-of-pocket fees and expenses of other professionals arising out of or relating to such a Loss unless, and only to the extent that, an arbitration award is entered against Ceding Company pursuant to Section 12.6 or the claim therefor has otherwise been finally determined.

Section 9.3. Indemnification by Reinsurer. In addition to the indemnification pursuant to Article VII, Reinsurer shall indemnify Ceding Company, its Affiliates and their respective Representatives (the “Ceding Company Indemnitees”) against, and hold them harmless from, any Losses suffered or incurred by any Ceding Company Indemnitee for or on account of or arising from or in connection with (a) any breach of or inaccuracy in any representation or warranty of Reinsurer; (b) any breach of any covenant or agreement made or to be performed by Reinsurer pursuant to this Agreement; (c) the Reinsured Liabilities; and (d) any Losses of Ceding Company suffered or incurred by any Ceding Company Indemnitees for or on account of or arising from any actions taken by Ceding Company at the discretion of Reinsurer in accordance with Article VI hereof; provided, however, that the Ceding Company Indemnitees shall not be entitled to recover from Reinsurer any amount of out-of-pocket attorneys’ and consultants’ fees and out-of-pocket fees and expenses of other professionals unless, and only to the extent that, an arbitration award is entered against Ceding Company pursuant to Section 12.6.

Section 9.4. Limits on Indemnification.

(a) Ceding Company shall not be required to indemnify Reinsurer Indemnitees pursuant to Section 9.2(a) until the aggregate of all Losses incurred by Reinsurer Indemnitees under this Article IX exceeds the Indemnification Tipping Basket and, in such event, subject to the other provisions hereof, indemnification shall be made by Ceding Company for the full amount of such Losses. This Section 9.4(a) does not apply with respect to any indemnification to which Article VII of this Agreement applies, to the indemnification in Section 9.2(e) or to any payment required to be made pursuant to Section 1.5.

(b) Reinsurer shall not be required to indemnify the Ceding Company Indemnitees pursuant to this Section 9.4(b) until the aggregate of all Losses incurred by Ceding Company Indemnitees under this Article IX exceeds the Indemnification Tipping Basket and, in such event, subject to the other provisions hereof, indemnification shall be made by Reinsurer only for the amount by which such Losses exceed the Indemnification Tipping Basket. This Section 9.4(b) does not apply with respect to any indemnification to which Article VII of this Agreement applies, to the indemnification in Section 9.3(c) or to any payment required to be made pursuant to Section 1.5.

(c) The aggregate amount for which Ceding Company shall be liable for indemnification with respect to Section 9.2(a), except with respect to any inaccuracy or breach of the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.5, 2.7, 2.8, 2.9 or 2.10 or a breach of a covenant contained in this Agreement, shall in no event exceed the Indemnification Cap. The aggregate amount for which Reinsurer shall be liable under this Section 9.4(c), except with respect to the representations and warranties in Sections 3.1, 3.2, 3.3, 3.6, 3.7, 3.8, or 3.10 or a breach of a covenant contained in this Agreement, shall in no event exceed the Indemnification Cap.

(d) With respect to claims made pursuant to this Article IX, the Indemnifying Party (defined below) shall be obligated to indemnify the Indemnified Party (defined below) only for those claims made pursuant to this Article IX involving matters as to which the Indemnified Party has given the Indemnifying Party written notice prior to twenty-four (24) months following the Closing, except in the case of claims based on Sections 2.1, 2.2, 2.3(a), 2.3(b), 2.5, 3.1, 3.2, 3.3(a) or 3.3(b), to which there shall be no time limit on giving written notice and except in the case of claims based on Section 2.10, as to which a claim will survive until the date that is sixty (60) days following the end of the applicable statute of limitations or except in the case of claims based on Article VII, as to which a claim will survive as provided in Article VII hereof; and except in the case of claims based on fraud, as to which the Indemnified Party shall have given the Indemnifying Party written notice prior to the end of the six (6) year period following the Closing Date.

(e) Notwithstanding any other provision of this Agreement to the contrary, the parties agree that any claim for breach of a representation or warranty under this Agreement must be brought pursuant to this Article IX.

Section 9.5. Procedures Relating to Indemnification.

(a) An indemnified person under Sections 9.2 or 9.3, (the “Indemnified Party”) shall give prompt written notice to an indemnifying party (the “Indemnifying Party”) of any Loss in respect of which such Indemnifying Party has a duty to indemnify such Indemnified Party under Section 9.2 or 9.3 (a “Claim”), specifying in reasonable detail the nature of the Loss for which indemnification is sought, the section or sections of this Agreement to which the Claim relates, and, if practicable, the amount of such Claim, except that any delay or failure to notify the Indemnifying Party shall only relieve the Indemnifying Party of its obligations hereunder to the extent, if at all, that it is materially prejudiced by reason of such delay or failure.

(b) If a Claim is brought or asserted by a third party (a “Third Party Claim”), the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable expenses. The Indemnified Party shall have the right to employ separate counsel in such Third Party Claim and participate in such defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, provided, however, that if the Indemnified Party reasonably determines that the Indemnified Party and the Indemnifying Party have a conflict of interest related to such Third Party Claim, then the Indemnifying Party shall be liable for fees and expenses of such separate counsel. In the event that the Indemnifying Party, within ten (10) days after receipt of written notice of any Third Party Claim, fails to assume the defense thereof, the Indemnified Party shall have the right to undertake the defense, compromise or settle such Third Party Claim for the account of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim with such counsel reasonably satisfactory to the Indemnified Party at any time prior to the compromise, settlement or final determination thereof. Anything in this Section 9.5 to the contrary notwithstanding, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim. The Indemnifying Party may, without the Indemnified Party’s prior written consent, compromise or settle any such Third Party Claim or consent to entry of any judgment with respect to any Third Party Claim which requires solely money damages paid by the Indemnifying Party, and which includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim and which does not include any requirement that the Indemnified Party admit fault with respect to such Third Party Claim. Unless and until the Indemnifying Party elects to defend the Third Party Claim, the Indemnified Party shall have the right, at its option and at the

Indemnifying Party’s expense, to do so in such manner as it deems appropriate; provided, however, that the Indemnified Party shall not settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld) or if the Indemnifying Party has not responded to written notice of such settlement, compromise or entry of judgment within ten (10) days of receipt of written notice.

(c) With respect to any Claim other than a Third Party Claim, the Indemnifying Party shall have twenty (20) days from receipt of written notice from the Indemnified Party of such Claim within which to respond thereto. If the Indemnifying Party does not respond within such twenty (20) day period, the Indemnifying Party shall be deemed to have rejected such Claim. If the Indemnifying Party notifies the Indemnified Party within such twenty (20) day period that it rejects such Claim in whole or in part or fails to respond within such twenty (20) day period, the Indemnified Party shall be free to pursue arbitration of such dispute pursuant to Section 12.6.

Section 9.6. Adjustments for Insurance. The amount of any Losses sustained by a Reinsurer Indemnitee or a Ceding Company Indemnitee shall be reduced by any amount actually received by such Reinsurer Indemnitee or Ceding Company Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor.

ARTICLE X.

TERMINATION

Section 10.1. Termination of Agreement Prior to Closing. This Agreement may be terminated at any time prior to the Closing:

(a) By Ceding Company in writing, without liability (except as provided in Section 10.2), if Reinsurer shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it prior to the date of such termination, or (ii) materially breach any of its representations or warranties contained herein so as to cause a condition to closing to be incapable of satisfaction, which failure or breach is not cured within thirty (30) days after Ceding Company has notified Reinsurer in writing of its intent to terminate this Agreement pursuant to this Section 10.1(a).

(b) By Reinsurer in writing, without liability (except as provided in Section 10.2), if Ceding Company shall (i) fail to perform in any material respect its agreements contained herein required to be performed by them prior to the date of such termination, or (ii) materially breach any of its representations or warranties contained herein so as to cause a condition to closing to be incapable of satisfaction, which failure or breach is not cured within thirty (30) days after Reinsurer has notified Ceding Company of its intent to terminate this Agreement pursuant to this Section 10.1 (b).

(c) By Reinsurer or Ceding Company if the Closing has not occurred on or before July 26, 2007 and the party seeking to terminate this Agreement is not in material breach or default of any provisions of this Agreement.

(d) By Reinsurer or Ceding Company in writing, if there shall be any Order of any Governmental Entity which prohibits or restrains Reinsurer or Ceding Company from consummating the transactions contemplated hereby.

(e) At any time on or prior to the Closing Date, by mutual written consent of Ceding Company and Reinsurer.

Notwithstanding any other provision of this Agreement to the contrary, this Agreement may not be terminated after the Closing, except as permitted under Section 10.3(c).

Section 10.2. Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described in Section 10.1 above, this Agreement shall become null and void and of no further force and effect and no party hereto or their respective Representatives shall have any liability or further obligation hereunder, except that Sections 5.2, 6.11, Article VII, Sections 10.1 and 10.2 and Articles XI and XII shall survive any termination of this Agreement.

Section 10.3. Duration of Coinsurance and Modified Coinsurance; Security Events and Recapture.

(a) Duration. Except as otherwise provided herein, the coinsurance and modified coinsurance provided pursuant to Article IV of this Agreement is unlimited in duration.

(b) Reinsurer’s Liability. Reinsurer’s liability with respect to any Annuity Contract will terminate on the earliest of: (a) the later of (i) the date on which none of the Annuity Contracts remains in force and (ii) the date on which all of the Reinsured Liabilities have expired and (b) the Coinsurance Termination Date.

(c) Termination upon Mutual Consent. The coinsurance and modified coinsurance provided pursuant to Article IV of this Agreement may be terminated by the mutual written consent of Reinsurer and Ceding Company.

(d) Additional Security. From and after the Closing Date, if any of the following events (individually and collectively, an “Additional Security Event”) shall occur and shall not have been cured within twenty (20) Business Days, Reinsurer shall deposit additional assets in the Security Account so that the total value of the assets is not less than one hundred and two percent (102%) of the Security Trust Base Amount, in accordance with Section 4.6(c)(ii) above and the terms of the Trust Agreement:

(i) Reinsurer ceases to maintain (i) an A.M. Best financial strength rating of at least A– (“Excellent”) unless Reinsurer maintains a Standard & Poor’s financial strength rating of at least A– (“Strong”) or (ii) a Standard & Poor’s financial strength rating of at least A– (“Strong”) unless Reinsurer maintains an A.M. Best financial strength rating of at least A– (“Excellent”); or in the event that A.M. Best or Standard & Poor’s modifies its rating system, Reinsurer ceases to maintain ratings equivalent to the foregoing; or

(ii) Reinsurer ceases to be licensed as a life insurer or ceases to qualify as an accredited reinsurer in any jurisdiction in which Ceding Company files financial statements as of the date hereof under circumstances that would cause Ceding Company to be denied credit for reinsurance ceded under this Agreement on the financial statements filed by Ceding Company in such jurisdiction; provided, however, that if the Additional Security Event described in this clause (d)(ii) shall occur, Reinsurer shall only be required to deposit additional amounts in the Security Trust with respect to the Reinsured Liabilities in the jurisdictions in which Reinsurer has ceased to be licensed; or

(iii) Reinsurer is placed into supervision, conservation, reorganization or run-off, or there is instituted against Reinsurer proceedings for the issuance of an order by a Governmental Entity in Reinsurer’s domiciliary state directing Reinsurer to cease and desist from further transacting its business.

If an Additional Security Event is subsequently cured, then Reinsurer will have the right to a concomitant reduction in the amount on deposit in the Security Trust, subject to Reinsurer’s obligation to deposit additional amounts in the new Security Trust in accordance with the provisions of this Section 10.3(d) with respect to any subsequent Additional Security Event; provided, however, that in no event shall the amount on deposit in the Security Trust account be less than the total amount of the Security Trust Base Amount minus Two Hundred Million Dollars ($200,000,000).

(e) Recapture Rights. Ceding Company shall not have any right to recapture the Reinsured Liabilities, provided, however, that Ceding Company shall have the right to recapture all but not less than all of the Reinsured Liabilities if a Security Event has occurred during the term of this Agreement and Reinsurer does not establish a Security Trust or post a Letter of Credit or other acceptable security within thirty (30) days following written request by Ceding Company. In no event may Ceding Company recapture anything other than one hundred percent (100%) of the Reinsured Liabilities that are eligible for recapture.

(f) Exercise of Recapture Rights. To effect a recapture under Section 10.3(e), Ceding Company must provide Reinsurer with at least ninety (90) days prior written notice of its election to recapture all of the Reinsured Liabilities. The effective date of the recapture must be coincident with the end of a calendar quarter. On or before the effective date of the recapture, Reinsurer shall return to Ceding Company all books, records, statements, correspondence, reports and other documents relating to the Annuity Contracts, the Reinsured Liabilities and the administration of the same pursuant to this Agreement and the Administrative Services Agreement. Following the consummation of any recapture of Reinsured Liabilities pursuant to Section 10.3(e), no additional premiums or business shall be ceded by Ceding Company to Reinsurer. Upon recapture, Reinsurer shall pay Ceding Company an amount equal to the then current reserves related to the Business maintained by Reinsurer plus a recapture fee in the amount of the lesser of (i) One Million Dollars ($1,000,000) or (ii) five percent (5%) of the Security Trust Base Amount.

(g) Terminal Accounting. In the event that the coinsurance and modified coinsurance provided pursuant to Article IV of this Agreement is terminated or the Reinsured Liabilities are recaptured pursuant to this Section 10.3, Reinsurer shall provide Ceding Company with a Terminal Accounting no later than the Coinsurance Termination Date or any other date mutually agreed to in writing by the parties.

ARTICLE XI.

DEFINITIONS

Section 11.1. Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement.

“Accounting Firm” means an accounting firm, other than the auditor(s) of Reinsurer and Ceding Company, which is mutually acceptable to Ceding Company and Reinsurer and which is of recognized national standing.

“Actuarial Analyses” shall have the meaning set forth in Section 2.8(c).

“Additional Security Event” shall have the meaning set forth in Section 10.3(d).

“Administrator” has the meaning set forth in the Administrative Service Agreement.

“Administrative Services Agreement” means that certain Administrative Services Agreement between Ceding Company and Reinsurer substantially in the form of Exhibit A.

“Affiliate” means, with respect to any Person, at the time in question, any other Person directly or indirectly, through one or more intermediaries, is controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract other than a commercial contract for goods or non-management services, or otherwise (except as a result of an office or other official position).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means collectively, (i) the Administrative Services Agreement, (ii) the Transition Services Agreement; (iii) the Trademark License Agreement; (iv) the Software License Agreement and (v) the Trust Agreement.

“Annual Separate Account Financial Statements” has the meaning set forth in Section 2.9(a).

“Annuity Contracts” means collectively, all contracts of insurance constituting part of the Business which are identified or described as such on the internal systems of Ceding Company, either specifically, generally or by product code, which were entered into by Ceding Company prior to the Reinsurance Effective Date, including policies, certificates, riders, binders, and slips (including applications therefor and all supplements, endorsements, riders and agreements in connection therewith), and any other agreements of insurance or assumed reinsurance, and binding quotations written by or on behalf of Ceding Company in connection with the Business prior to the Reinsurance Effective Date. Without limiting the generality of the foregoing, each certificate shall be deemed to be an “Annuity Contract” for purposes of this Agreement.

“Applicable Law” means any federal, state, local or municipal law (including common law), statute, ordinance, rule, regulation, constitution, treaty, or Order of any Governmental Entity applicable to a Person or any such Person’s subsidiaries, properties, assets, business or to such Person’s officers, directors, managing directors, employees or agents in their capacity as such; provided, however, that in each case Applicable Law shall relate to the Business.

“Base Ceding Commission Amount” means Seventeen Million Five Hundred Thousand Dollars ($17,500,000).

“Books and Records” means all records and all other data and information (in whatever form maintained, including hardcopy form or electronic form) in the possession or control of Ceding Company at Closing relating primarily to the Business, including administrative records, claim records, marketing compliance records, policy files, sales records, files and records relating to regulatory matters, reinsurance records, underwriting records and accounting records.

“Business” means Ceding Company’s variable and fixed annuity contracts identified by form number on Schedule 11.1(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Indiana or Iowa are required or authorized by law to be closed.

“Business Statement of Assets and Liabilities” means a pro forma balance sheet prepared in accordance with Iowa SAP which sets forth the value of the assets and liabilities of the Business within Ceding Company as of a specified date, excluding (if any) (A) reserves or liabilities relating to the Excluded Liabilities, and (B) all reinsurance recoverables or similar assets related to the Excluded Liabilities.

“Cash Income Amount” shall mean an amount determined in accordance with Schedule 11.1(b) as of the close of business on the Interim Valuation Date or the Closing Date, as applicable.

“Cash Income Statement” has the meaning set forth in Section 1.2(a).

“Ceding Company” has the meaning set forth in the preamble.

“Ceding Company Confidential Information” shall have the meaning set forth in Section 6.11(b).

“Ceding Company Indemnitees” has the meaning set forth in Section 9.3.

“Claim” has the meaning set forth in Section 9.5(a).

“Closing” has the meaning set forth in Section 1.1.

“Closing Business Statement of Assets and Liabilities” has the meaning set forth in Section 1.4(a).

“Closing Date” has the meaning set forth in Section 1.1.

“Closing Date Transfer Amount” means an amount equal to (i) the sum of (A) the Net Transferred SAP Liabilities Amount (B) plus the Cash Income Amount (ii) plus thirty percent (30%) of the IMR Amount (which may be negative or positive) (iii) minus the Total Ceding Commission Amount.

“Closing Separate Account Statement” has the meaning set forth in Section 1.4(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Coinsurance Termination Date” means the earlier of (a) effective date of recapture pursuant to any notice of recapture properly delivered to Reinsurer pursuant to Section 10.3(e) hereof and (b) the effective date of any mutual termination of this Agreement pursuant to Section 10.3(c) hereof.

“Competing Reinsurance Proposal” has the meaning set forth in Section 5.11.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Ceding Company and Reinsurer dated May 24, 2005.

“Contract Owner” means the owner of any Annuity Contract, including any Person identified as a contractholder, insured, annuitant, certificateholder or assignee under such Annuity Contract.

“Covered Business” means the individual and group fixed and variable annuity business marketed to the Contract Owners.

“December SAP Reference Business Statement of Assets and Liabilities” has the meaning set forth in Section 2.8(b)(i).

“Enforceability Exceptions” means exceptions or limitations on enforceability on account of (a) applicable bankruptcy, insolvency, conservation, rehabilitation, liquidation, reorganization, moratorium or similar laws of general application relating to or affecting creditors’ rights or of application to insurance companies relating to or affecting policyholders’ and creditors’ rights, including the effect of statutory or other laws regarding voidable preferences, fraudulent conveyances and preferential transfers, and (b) limitations imposed by general principles of equity.

“Excluded Liabilities” means the liabilities that are not reinsured by Reinsurer as Reinsured Liabilities, including the following liabilities and contractual and other obligations of Ceding Company and its Affiliates:

(a) all liability or loss incurred or suffered related to, arising out of or in connection with any present or former Producer, agent or broker of Ceding Company or any of its Affiliates; and

(b) Tax liabilities for which Ceding Company or any Affiliates of Ceding Company are liable pursuant to Article VII and all liabilities for any breach of the representations and warranties in Section 2.10;

(c) all liabilities for damages of any kind or character (including any extra contractual obligations but not including liabilities expressly set forth in the Annuity Contracts) due to any actual or alleged act, error or omission of Ceding Company, its Affiliates and their respective Representatives in connection with the Business, except for such damages as may result from (i) any actions taken by or omissions of Ceding Company, its Affiliates, or their respective Representatives or IIS at the request, direction or control of Reinsurer in accordance with Article VI hereof, or (ii) any actions taken by or omissions of the Administrator, its Affiliates or their Representatives on behalf of Ceding Company;

(d) all liabilities, obligations and expenses for guaranty fund assessments, mandatory reinsurance arrangements and state insurance facilities;

(e) all liabilities in connection with any Pre-Closing Annuitizations; and

(f) all liabilities not included on the Final Business Statement of Assets and Liabilities.

“Final Business Statement of Assets and Liabilities” has the meaning set forth in Section 1.5(a).

“Final Cash Income Statement” means the final statement of the Cash Income Amount as determined according to Schedule 11.1(b).

“Final IMR Statement” means the post-closing adjustment statement of the Final IMR Amount as determined according to Schedule 11.1(c).

“Final Interest Rate Adjustment Statement” means the final statement of the Interest Rate Adjustment Amount as determined according to Schedule 11.1(d).

“Final Separate Account Statement” has the meaning set forth in Section 1.6.

“Fixed Annuitizations” means an Annuity Contract arising due to the election by any Contract Owner of a fixed annuitization option included in any Annuity Contract.

“Fixed Annuity Contracts” means the Annuity Contracts or portions thereof as described in Section 4.1(c) hereof that have been issued, written or renewed by Ceding Company on or before the Reinsurance Effective Date, to the extent supported by Ceding Company’s General Account. The Fixed Annuity Contracts shall include (i) all related binders, riders, slips, certificates and endorsements and (ii) any additional policies, instruments, benefits or coverage issued pursuant to any contractual right under such Annuity Contract, but shall exclude any such item and any portion of an Annuity Contract to the extent supported by the Separate Account. For the avoidance of doubt, the Fixed Annuity Contracts shall not include the Variable Annuity Contracts.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Account Reinsured Liabilities” means all liabilities, obligations and expenses relating to, based upon or arising out of the Annuity Contracts, subject to the allocation of such liabilities to the category of Fixed Annuity Contracts described in Section 4.1(c), whether incurred prior to, on or after the Reinsurance Effective Date, including (i) distributions, annuity payments (only with respect to Fixed Annuitizations after the Reinsurance Effective Date), death benefits, deferred payments, and discontinuance disbursements payable under the Annuity Contracts, (ii) returns or refunds of premiums under the Fixed Annuity Contracts, (iii) commission payments and other compensation, if any, due and payable with respect to the Fixed Annuity Contracts to or for the benefit of agents or brokers and (iv) the Separate Account Transfer Credit; provided, however, that (1) pursuant to Section 2.1(c) of this Agreement, the General Account Reinsured Liabilities shall not include liabilities, obligations or expenses to the extent supported by the Separate Account; and (2) the General Account Reinsured Liabilities shall not include the Excluded Liabilities.

“Governmental Entity” means (i) any federal, state, local, municipal, county or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, judicial body or authority, commission or other similar entity (including any branch, department, agency or political subdivision thereof); (ii) any self-regulating body of similar standing (including the National Association of Securities Dealers, Inc. or NASD Regulation); or (iii) any body exercising or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, in each case having jurisdiction over a Person or the Business.

“IIS” means IBM BTO Insurance Services Corporation.

“IMR” means the interest maintenance reserve determined in accordance with Indiana SAP.

“IMR Amount” means the amount determined in accordance with Schedule 11.1(c), as of the Closing Date or the Post-Closing Adjustment Date, as applicable.

“Income Tax” means any Tax which is, in whole or in part, based on or measured by gross or net income or gains.

“Income Tax Regulations” means the United States Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended, modified or supplemented from time to time (including corresponding provisions of succeeding regulations).

“Indemnification Cap” means Five Million Dollars ($5,000,000).

“Indemnification Tipping Basket” means Fifty Thousand Dollars ($50,000).

“Indemnified Party” has the meaning set forth in Section 9.5(a).

“Indemnifying Party” has the meaning set forth in Section 9.5(a).

“Indiana SAP” means the statutory accounting practices prescribed or permitted by the insurance regulatory authorities of the State of Indiana.

“Interest Rate Adjustment Amount” means that amount determined in accordance with Schedule 11.1(d) as of the close of business on the Interim Valuation Date or as of the Closing Date, as applicable.

“Interim Cash Income Amount” has the meaning set forth in Section 1.2(a).

“Interim IMR Amount” has the meaning set forth in Section 1.2(c).

“Interim Interest Rate Adjustment Amount” has the meaning set forth in Section 1.2(b).

“Interim Valuation Date” has the meaning set forth in Section 1.2(a).

“Investment Company Act” has the meaning set forth in Section 2.9(c).

“Investment Results” means the amount of the investment income, gains and losses earned or accrued during a specified period on the assets held in the Separate Account, computed in accordance with Iowa SAP.

“Iowa SAP” means the statutory accounting practices prescribed or permitted by the insurance regulatory authorities of the State of Iowa.

“Knowledge of Ceding Company” or similar words or phrases means the actual knowledge of the individuals listed on Schedule 11.1(e).

“Knowledge of Reinsurer” or similar words or phrases means the actual knowledge of the individuals listed on Schedule 11.1(f).

“Loss” or “Losses” has the meaning set forth in Section 9.2.

“March SAP Reference Business Statement of Assets and Liabilities” has the meaning set forth in Section 2.8(b)(ii).

“Material Adverse Effect” means (a) with respect to Ceding Company, a material adverse effect on the assets, business, financial condition or results of operations of the Business taken as a whole or any change, event, occurrence, development or circumstance that materially impairs Ceding Company’s ability to perform its obligations under this Agreement; and (b) with respect to Reinsurer, any change, event, occurrence, development or circumstance that materially impairs Reinsurer’s ability to perform its obligations under this Agreement; provided, however, that the following shall be excluded from the definition of “Material Adverse Effect” and from any determination as to whether a Material Adverse Effect has occurred or may occur: (i) any adverse change in general economic or market conditions; (ii) any adverse change in the market for Section 403(b) products or the fixed or variable annuity industry generally which does not disproportionately affect the Business.

“Net Transferred SAP Liabilities Amount” shall mean (1) with respect to the Closing Date, the amount of the net statutory liabilities of Ceding Company as set forth in the Closing Business Statement of Assets and Liabilities and (2) with respect to the Post-Closing Adjustment Date, the amount of the net statutory liabilities of Ceding Company as set forth in the Final Business Statement of Assets and Liabilities; it being understood by that in each case the Net Transferred SAP Liabilities Amount shall include (i) the Separate Account Transfer Credit and (ii) the guaranteed minimum death benefit reserves and the guaranteed minimum income benefit reserves associated with the Variable Annuity Contracts; provided, however, that the Net Transferred SAP Liabilities Amount shall not include the IMR Amount.

“Order” means any outstanding order, decree (including consent decree), judgment, writ, injunction, directive, decision, award, stipulation, or ruling by or with any Governmental Entity, arbitrator or arbitration board applicable to a Person or any such Person’s subsidiaries or to such Person’s officers, directors, managing directors, employees or agents in their capacity as such.

“Other Separate Accounts” means any separate accounts of Ceding Company, other than the Separate Account, which have been established in connection with and which support any insurance or annuity contracts other than the Annuity Contracts.

“Other Separate Account Assets” means the investment portfolios held in the Other Separate Accounts.

“Permits” means all licenses, permits, orders, approvals, franchises, registrations, authorizations, exemptions, certificates, classifications, qualifications, accreditations and filings with, and similar documents or instruments issued by any Governmental Entity, in each case relating to the Business.

“Person” means any individual, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental, judicial or regulatory body or other entity.

“Post-Closing Adjustment Date” has the meaning set forth in Section 1.5(a).

“Post-Closing Payment Date” has the meaning set forth in Section 1.5(b).

“Post-Closing Transfer Amount” has the meaning set forth in Section 1.5(b).

“Pre-Closing Annuitizations” has the meaning set forth in Section 4.2.

“Premium Taxes” means any excise, franchise, retaliatory or other taxes imposed on or measured by premiums.

“Pricing Date” means May 31, 2006.

“Proceeding” means any demand, action, suit, arbitration, audit, hearing, investigation, complaint (filed and served), litigation, claim or legal, administrative or other proceeding.

“Producer” has the meaning set forth in Section 2.14(a).

“Producer Contract” has the meaning set forth in Section 2.14(b).

“Reinsurer” has the meaning set forth in the preamble.

“Reinsurer Indemnitees” has the meaning set forth in Section 9.2.

“Reinsurance Effective Date” has the meaning set forth in Section 1.1.

“Reinsured Liabilities” means the General Account Reinsured Liabilities and the Separate Account Reinsured Liabilities.

“Reinsurer Confidential Information” shall have the meaning set forth in Section 6.11(a).

“Representative” shall mean, with respect to any Person, such Person’s Affiliates and such Person’s and its Affiliates’ respective officers, directors, employees, agents and other representatives (including any investment banker, financial advisor, accountant, actuary, appraiser, analyst, consultant, legal counsel, agent, representative or expert, but only to the extent retained by or acting on behalf of such Person or its subsidiaries) to the extent related to the transactions described in this Agreement.

“SAP” means statutory accounting practices prescribed or permitted by the insurance regulatory authorities and in effect from time to time.

“SAP Reference Business Statements of Assets and Liabilities” has the meaning set forth in Section 2.8(b)(ii).

“Security Trust” shall have the meaning set forth in Sections 4.6 and 10.3(d).

“Security Trust Base Amount” means the General Account Reinsured Liabilities less the policy loan asset value associated with all Annuity Contracts, in each case as calculated by Reinsurer according to SAP.

“Separate Account” shall mean Transamerica Life Insurance Company separate account VA-8 established pursuant to section 508A.1 of the Iowa Insurance Code.

“Separate Account Assets” means investment portfolios held in the Separate Account.

“Separate Account Differential Amount” means the difference as of the Reinsurance Effective Date between the Separate Account Assets (shares owned by the Separate Account multiplied by the net asset value) and the Separate Account Reserves (units issued and outstanding by the Separate Account multiplied by the unit value); provided, however, that for the purpose of this determination, the Separate Account Reserves shall not include any Policies or units owned by Ceding Company.

“Separate Account Payments” has the meaning set forth in Section 6.2(b)(i).

“Separate Account Reinsured Liabilities” means, for the Separate Account, all liabilities, obligations and expenses relating to, based upon or arising out of the Variable Annuity Contracts subject to the allocation of such liabilities to the category of Variable Annuity Contacts described in Section 4.1(c), and relating to the assets in the Separate Account, whether incurred prior to, on or after the Reinsurance Effective Date, including (i) distributions, death benefits, deferred payments and discontinuance disbursements payable under Variable Annuity Contracts, (ii) rights to purchase additional coverage under the Variable Annuity Contracts, (iii) returns or refunds of premiums under the Variable Annuity Contracts, and (iv) commission payments and other compensation, if any, due and payable with respect to the Variable Annuity Contracts to or for the benefit of agents or brokers; provided, however, that (1) pursuant to Section 4.1(c) of this Agreement, the Separate Account Reinsured Liabilities shall not include liabilities or obligations to the extent supported by Ceding Company’s General Account; and (2) Separate Account Reinsured Liabilities shall not include the Excluded Liabilities.

“Separate Account Reserves” has the meaning set forth in Section 6.2(a).

“Separate Account Transfer Credit” means, as of the applicable date of determination, the separate account accrued expense allowance established and maintained by Ceding Company, in accordance with Iowa SAP, in connection with the Separate Account Reinsured Liabilities.

“Separate Account True-Up Amount” means the Separate Account Differential Amount plus or minus the increase or decrease, as applicable, in the net asset value of the Separate Account Differential Amount from the Reinsurance Effective Date to the Post-Closing Payment Date.

“Servicing Agreement” means that certain Servicing Agreement, dated October 8, 1998, entered into by and between NAVISYS and Ceding Company, as novated to IIS on October 11, 2005, as amended.

“Software License Agreement” means the Software License Agreement between Ceding Company and Reinsurer substantially in the form of Exhibit D.

“Statutory Statements” has the meaning set forth in Section 2.8(a)(i).

“Taxes” (or “Tax” as the context may require) means all federal, state, county, local, foreign and other taxes or withholding (including Income Tax, payroll and employee withholding, unemployment insurance, social security, premium, excise, sales, use, gross receipts, franchise, windfall profit, production, employment, alternative or add-on minimum, value added, stamp, environmental (including Taxes under Section 59A of the Code), ad valorem, severance, capital and property taxes, and other governmental charges and assessments), and includes interest, additions to Tax and penalties with respect thereto imposed by any Governmental Entity with respect to the Business. “Taxes” also means any liability of Ceding Company with respect to the Business for payments of amounts as the result of being a member of an affiliated, consolidated or unitary group, or as a result of any obligation of Ceding Company under any Tax sharing or Tax indemnity agreement.

“Tax Indemnity Payments” has the meaning set forth in Section 7.1(g).

“Tax Return” means any return, declaration, report, claim for refund, declaration of estimated Tax, amended return, or information return or similar statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Terminal Accounting” means a statement substantially in the form of the Final Business Statement of Assets and Liabilities, prepared in accordance with Iowa SAP, which statement shall be delivered upon termination of coinsurance and modified coinsurance provided pursuant to Article IV and/or recapture of the Annuity Contracts reinsured hereunder.

“Third Party Claim” has the meaning set forth in Section 9.5(b).

“Total Ceding Commission Amount” means an amount equal to the sum of (i) the Base Ceding Commission Amount and (ii) the Interest Rate Adjustment Amount.

“Trademark” has the meaning set forth in Section 5.12(a).

“Trademark License Agreement” means the Trademark License Agreement between Ceding Company and Reinsurer substantially in the form of Exhibit E.

“Transfer Taxes” means all sales (including bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, gains, stamp, duties or similar Taxes and fees, other than any excise Taxes imposed by Section 4371 of the Code, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Transition Services Agreement” means the Transition Services Agreement between Ceding Company and Reinsurer substantially in the form of Exhibit C.

“Treasury Regulation” means any income tax regulation promulgated by the U.S. Treasury Department under the Code.

“Trust Agreement” means the Trust Agreement between The Bank of New York, as trustee, and Reinsurer, described in Sections 4.6 and 10.3(d), substantially in the form of Exhibit F.

“Unaudited Statutory Statement” has the meaning set forth in Section 2.8(a)(i).

“Variable Annuitizations” means each Annuity Contract arising due to the election by any Contract Owner of a variable annuitization option included in any Variable Annuity Contract.

“Variable Annuity Contracts” means the Annuity Contracts or portions thereof as described in Section 4.1(c) hereof that have been issued, written or renewed by Ceding Company on or before the Reinsurance Effective Date, to the extent supported by the Separate Account. The Variable Annuity Contracts shall include (i) all related binders, riders, slips, certificates and endorsements and (ii) any additional policies, instruments, benefits or coverages issued pursuant to any contractual right under a Variable Annuity Contract to the extent supported by the Separate Account, but shall exclude any such item and any portion of a contract to the extent supported by Ceding Company’s General Account. For the avoidance of doubt, the Variable Annuity Contracts shall not include the Fixed Annuity Contracts.

“Weighted Average Index Rate” has the meaning set forth in Schedule 11.1(d).

ARTICLE XII.

MISCELLANEOUS

Section 12.1. Publicity. No release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance written approval thereof by Ceding Company and Reinsurer, which approval shall not be unreasonably conditioned, delayed or withheld, except for any public announcement required by Applicable Law (including pursuant to insurance laws or the rules of any self-regulatory organization or pursuant to any legal, regulatory or legislative proceedings), in which event the party making the public announcement shall provide advance notice to the other party hereto of such announcement. All parties shall cooperate with each other in making any release or announcement.

Section 12.2. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or e-mail or sent by certified, registered or express mail, postage prepaid. Any such notice or other communication shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, on the date shown on the receipt therefor, as follows:

If to Reinsurer to:

One America Financial Partners

One American Square

P.O. Box 368

Indianapolis, Indiana 46206-0368

Attention: J. Scott Davison, Chief Financial Officer

E-mail: scott.davison@oneamerica.com

Fax: (317) 285-5371

With copies to:

One America Financial Partners

One American Square

P.O. Box 368

Indianapolis, Indiana 46206-0368

Attention: Thomas M. Zurek, General Counsel

E-mail: thomas.zurek@oneamerica.com

Fax: (317) 285-5371

And

John J. Sabl

Anthony J. Ribaudo

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

E-mail: jsabl@sidley.corn

    aribaudo@sidley.com

Fax: (312) 853-7036

And

If to Ceding Company to:

AUSA Holding Company

4333 Edgewood Road NE

Cedar Rapids, IA 52499

Attention: General Counsel

Fax: 319-355-2218

With a copy to:

Transamerica Life Insurance Company

4333 Edgewood Road NE

Cedar Rapids, IA 52499

Attn: APS Legal Department

Fax: 319-355-6820

and

Stephen W. Schwab

DLA Piper US LLP

203 North LaSalle Street

Chicago, Illinois 60601

E-mail: stephen.schwab@dlapiper.com

Fax: 312-630-7343

Any party may, by notice given in accordance with this Section 12.2 to the other parties, designate another address or person for receipt of notices hereunder.

Section 12.3. Entire Agreement. This Agreement contains the entire agreement between Reinsurer and Ceding Company with respect to the transfer of the Business by Ceding Company to Reinsurer and supersedes all prior agreements, written or oral, with respect thereto except subject matter specifically addressed in any Ancillary Agreement. The Exhibits and the Schedules are a part of this Agreement as if fully set forth herein. All statements contained in any certificate delivered pursuant to this Agreement by or on behalf of Ceding Company on the one hand, or by Reinsurer on the other, pursuant to Article VI or in connection with the closing of the transactions contemplated hereby shall, in addition to the representations and warranties contained herein, be deemed representations and warranties by Ceding Company or Reinsurer, as the case may be.

Section 12.4. Waivers and Amendments; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by all of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power, remedy or privilege, nor any single or partial exercise of any such right, power, remedy or privilege, preclude any further exercise thereof or the exercise of any other such right, remedy, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 12.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa without giving effect to the principles of conflicts of laws thereof.

Section 12.6. Dispute Resolution. Ceding Company and Reinsurer mutually understand and agree that the wording and interpretation of this Agreement shall be based on the usual customs and practice of the insurance and reinsurance industries. Both parties understand and recognize that situations may arise in which they cannot reach an agreement. In the event that any dispute arising out of this Agreement cannot be resolved to mutual satisfaction, the dispute will first be subject to negotiation as described below in an attempt to resolve the dispute.

(a) Negotiation. Within fourteen (14) days after either party has given the other party the first written notification of a specific dispute, Ceding Company and Reinsurer will each appoint a senior managerial officer to attempt to resolve the dispute. Within fourteen (14) days after a party has received first written notification of a specific dispute, the officers will meet at a mutually agreeable location as early as possible and as often as necessary in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers. If the officers cannot resolve the dispute within forty (40) days of receipt of written notification of the relevant dispute, the parties agree to submit the dispute to formal arbitration. However, the parties may agree in writing to extend the negotiation period for an additional thirty (30) days.

(b) Arbitration. Formal Arbitration shall be initiated by delivery of a written notice of demand for arbitration by one party to the other. Such written notice shall contain a brief statement describing the issue(s), confirming the parties’ compliance with the process described in Section 12.6 (a) of this Agreement, and naming the party’s arbitrator. Within thirty (30) days of its receipt of the demand, the party to which the notice is sent shall respond to the notification in writing, naming its arbitrator. If either party fails to name its arbitrator as set forth in this paragraph, the other party may appoint the second arbitrator.

The arbitration panel shall consist of three (3) past or present disinterested officers of life insurance or life reinsurance companies not affiliated with either of the parties in any way. The two named arbitrators will select the third arbitrator, who shall be neutral. If the two (2) arbitrators cannot agree on the choice of a third within thirty (30) days following their appointment, each arbitrator shall nominate one or more slates of three (3) candidates within seven (7) days thereafter until they either accept one of the other’s candidates or there is a match.

Ceding Company and Reinsurer each shall bear the expense of its own arbitrator and jointly shall bear the expense of the third arbitrator. The arbitration panel may in its discretion award fees and expenses of the arbitration to the prevailing party. In the absence of a decision to the contrary by the arbitration panel, Ceding Company and Reinsurer shall share jointly in all other costs of the arbitration.

The parties agree to use the Commercial Arbitration Rules of ARIAS-US in effect at the time the arbitration begins to resolve any arbitration process issues not addressed in this Article. The parties to any arbitration under this Section 12.6 shall keep the arbitration (including the subject matter thereof) and any information disclosed in the arbitration proceedings secret and strictly confidential, except to the extent such information (i) is or becomes available to the public other than as a result of disclosure by the parties to such arbitration, their Affiliates, employees or agents, or (ii) is required to be disclosed under Applicable Law or in connection with any action, proceeding or judicial process, but only to the extent it must be disclosed.

The arbitration will take place in Chicago, Illinois unless the parties mutually agree otherwise.

The arbitration panel shall be solely responsible for determining what evidence shall be considered and what procedure they deem appropriate and necessary in the gathering of facts or data necessary to decide the dispute, with the specific exceptions that the arbitrators may not conclude: (a) that each is acting as a neutral arbitrator, and (b) that disposition by summary judgment is appropriate in the arbitration proceeding. Each party may examine any witness who testifies at the arbitration hearings.

Notwithstanding this arbitration provision, each party shall have the right to seek temporary relief in the United States District Court for the Northern District of Iowa to seek enforcement of this Agreement to prevent irreparable harm from occurring; provided, however, that the party seeking such temporary relief shall give prior notice to the other party so that such other party shall have a reasonable opportunity to be heard by such court in connection therewith; provided further, however, that neither party may seek such relief after the third arbitrator has been appointed. The costs of seeking or defending a claim for an temporary relief may be added to the costs of the arbitration by the arbitrators.

Within sixty (60) days after the first day of the final arbitration hearing, the arbitrators will issue a written, reasoned decision on the dispute and a statement of any award to be paid as a result. The decision will be based on the terms and conditions of this Agreement as well as the usual customs and practices of the insurance and reinsurance industry, rather than on strict interpretation of the law. The decision will be final and binding on both Ceding Company and Reinsurer and there will be no further appeal. Judgment may be entered upon the final decision in any court having jurisdiction.

Section 12.7. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives, whether by merger, consolidation or otherwise. Except as otherwise contemplated by this Agreement, this Agreement may not be assigned by any party without the prior written consent of the other party hereto; provided, however, that Reinsurer may retrocede the Reinsured Liabilities to any Affiliate, it being understood that Reinsurer may not novate the coinsurance and modified coinsurance under this Agreement without Ceding Company’s consent.

Section 12.8. No Third Party Beneficiaries. Except as otherwise expressly set forth in any provision of this Agreement, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 12.9. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

Section 12.10. Interpretation. For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. All terms defined herein in the singular shall have the same meaning when used in the plural; all terms defined herein in the plural shall have the same meaning when used in the singular.

Section 12.11. Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

Section 12.12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

SIGNATURES ON THE FOLLOWING PAGE

COINSURANCE AND MODIFIED COINSURANCE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Coinsurance and Modified Coinsurance Agreement to be executed by their duly authorized representative as of the date first above written.

AMERICAN UNITED LIFE INSURANCE COMPANY

By:
Thomas M. Zurek
General Counsel and Secretary

TRANSAMERICA LIFE INSURANCE COMPANY

By:
William A. Kling
Vice President